CONFIDENTIAL        EXECUTION VERSION

Exhibit 2.1

________________________
PURCHASE AGREEMENT
_______________________
Between
JETBLUE AIRWAYS CORPORATION
and
THALES AVIONICS, INC.
Dated as of March 13, 2014

TABLE OF CONTENTS
Page
ARTICLE I

DEFINITIONS
Section 1.01Certain Defined Terms    1
Section 1.02Definitions    10
ARTICLE II

PURCHASE AND SALE
Section 2.01Purchase and Sale of the Membership Interests    12
Section 2.02Purchase Price    12
Section 2.03Purchase Price Adjustment    12
Section 2.04Closing    14
Section 2.05Closing Deliveries by the Seller    15
Section 2.06Closing Deliveries by the Purchaser    15
Section 2.07Purchase Price Allocation    16
ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SELLER
Section 3.01Organization, Authority and Qualification of the Seller    16
Section 3.02Organization, Authority and Qualification of the Company    17
Section 3.03Capitalization; Ownership of Membership Interests and Subsidiary Interests    17

i

Section 3.04No Conflict; Consents and Approvals    17
Section 3.05Financial Information; Corporate Records    18
Section 3.06Absence of Undisclosed Material Liabilities    19
Section 3.07Conduct in the Ordinary Course    19
Section 3.08Litigation    19
Section 3.09Compliance with Laws    19
Section 3.10Licenses, Permits and Approvals    20
Section 3.11Intellectual Property    20
Section 3.12IT Assets    22
Section 3.13Title to Assets; Real Property    22
Section 3.14Environmental Matters    23
Section 3.15Employee Benefit and Labor Matters    23
Section 3.16Material Contracts    25
Section 3.17Customers and Suppliers    27
Section 3.18Taxes    28
Section 3.19Brokers    29
Section 3.20Transactions with Related Parties    29
Section 3.21Insurance    29

Section 3.22No Other Representations or Warranties    29
ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER
Section 4.01Organization, Authority and Qualification of the Purchaser    30
Section 4.02No Conflict; Consents and Approvals    31
Section 4.03Investment Purpose    31
Section 4.04Financing    31
Section 4.05Litigation    31
Section 4.06Brokers    31
Section 4.07Independent Investigation; Seller’s Representations    32
ARTICLE V

ADDITIONAL AGREEMENTS
Section 5.01Conduct of Business Prior to the Closing    32
Section 5.02Access to Information; Cooperation    35
Section 5.03Confidentiality    37
Section 5.04Regulatory and Other Authorizations; Notices and Consents    37
Section 5.05Non-Solicitation of Certain Persons    39
Section 5.06Non-Competition Covenant    40
Section 5.07Transition Services Agreement    40
Section 5.08Indebtedness and Intercompany Accounts    40

Section 5.09Insurance    41
Section 5.10Privileged Matters    41
Section 5.11Further Action    42
Section 5.12ViaSat Assignment    42
ARTICLE VI

EMPLOYEE MATTERS
Section 6.01Employee Benefits    42
Section 6.02Defined Contribution Plan    43
Section 6.03Flexible Spending Accounts    44
Section 6.04Paid Time Off    44
Section 6.05Severance and Incentive Arrangements    44
Section 6.06Employee Communications    46
Section 6.07No Amendment; No Third Party Beneficiaries    46
ARTICLE VII

TAX MATTERS
Section 7.01Tax Indemnities    46
Section 7.02Tax Refunds and Tax Benefits    47
Section 7.03Contests    47
Section 7.04Preparation of Tax Returns    48
Section 7.05Tax Cooperation and Exchange of Information    49

Section 7.06Conveyance Taxes    50
Section 7.07Miscellaneous    50
ARTICLE VIII

CONDITIONS TO CLOSING
Section 8.01Conditions to Obligations of the Seller    51
Section 8.02Conditions to Obligations of the Purchaser    51
Section 8.03Conditions to Obligations of Each Party    52
ARTICLE IX

INDEMNIFICATION
Section 9.01Survival of Representations, Warranties, Covenants and Agreements    53
Section 9.02Indemnification by the Seller    53
Section 9.03Indemnification by the Purchaser    53
Section 9.04Limits on Indemnification    53
Section 9.05Notice of Loss; Third-Party Claims    55
Section 9.06Remedies    57
Section 9.07Subrogation    57
ARTICLE X

TERMINATION, AMENDMENT AND WAIVER
Section 10.01Termination    57
Section 10.02Effect of Termination    58

v

ARTICLE XI

GENERAL PROVISIONS
Section 11.01Expenses    58
Section 11.02Notices    58
Section 11.03Public Announcements    60
Section 11.04Severability    60
Section 11.05Entire Agreement    60
Section 11.06Assignment    60
Section 11.07Amendment    60
Section 11.08Waiver    60
Section 11.09No Third-Party Beneficiaries    61
Section 11.10Currency    61
Section 11.11Governing Law    61
Section 11.12Waiver of Jury Trial    61
Section 11.13Specific Performance    61
Section 11.14Counterparts    62
Section 11.15Interpretation and Rules of Construction    62

EXHIBITS
Exhibit 1.01(a)    Parent Release

Exhibit 1.01(b)    Seller’s Knowledge
Exhibit 1.01(c)    Sample Closing Statement
Exhibit 5.07    Transition Services Agreement
SCHEDULES
Schedule 8.02(c)    Third-Party Consents and Notices
Schedule 8.02(e)(ii)    Intellectual Property Assignments
Schedule 9.02    Certain Seller Indemnification Matters

PURCHASE AGREEMENT (this “Agreement”), dated as of March 13, 2014, between JETBLUE AIRWAYS CORPORATION, a Delaware corporation (the “Seller”), and THALES AVIONICS, INC., a Delaware corporation (the “Purchaser”);
RECITALS
WHEREAS, the Seller owns all of the issued and outstanding limited liability company membership interests (the “Membership Interests”) of LiveTV, LLC, a Delaware limited liability company (the “Company”);
WHEREAS, the Company owns all of the outstanding stock of LiveTV International, Inc., a Delaware corporation (“LiveTV International”), and LTV Global, Inc., a Delaware corporation (“LTV Global”), and all of the limited liability company membership interests in LiveTV Satellite Communications LLC, a Delaware limited liability company (“LiveTV Satellite”; each of LiveTV International, LTV Global and LiveTV Satellite, a “Subsidiary”);
WHEREAS, the Company and the Subsidiaries are engaged in the business of providing live in-flight entertainment and connectivity products (the “Products”) and services to commercial airlines worldwide (the “Business”); and
WHEREAS, the Seller wishes to sell to the Purchaser, and the Purchaser wishes to purchase from the Seller, the Membership Interests, all upon the terms and subject to the conditions set forth herein.
NOW, THEREFORE, in consideration of the promises and the mutual agreements and covenants hereinafter set forth, and intending to be legally bound, the Seller and the Purchaser hereby agree as follows:

ARTICLE I

DEFINITIONS
Section 1.01    Certain Defined Terms. For purposes of this Agreement:
“Accounting Firm” means Deloitte LLP, or, if it does not agree to act in such capacity, the New York City office of an internationally recognized accounting or consulting firm acceptable to the Seller and the Purchaser with experience arbitrating similar purchase price adjustment provisions.
“Action” means any claim, action, demand, suit, arbitration, inquiry, litigation, subpoena, proceeding or investigation by or before any Governmental Authority, arbitrator or similar tribunal.
“Affiliate” means with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with such Person; provided that Deutsche Lufthansa AG and all of its subsidiaries (other than the Seller, the Company, any Subsidiary or any other controlled Affiliate of the Seller) shall be deemed to not be an Affiliate of any of the Seller, the Company, any Subsidiary or any other controlled Affiliate of the Seller.
“Amended and Restated In-Flight Entertainment System Agreement” means the amended and restated In-Flight Entertainment System Agreement, between the Seller and the Company, entered into between the Seller and the Company on the date of this Agreement and effective as of the Closing Date.
“Annual Financial Statements” means, collectively, the consolidated balance sheet of the Company and the Subsidiaries as of December 31, 2012, and the related consolidated statement of income and member’s equity and the consolidated cash flows for the fiscal year ended on such date, attached to Section 1.01(a) of the Disclosure Schedule.
“Anti-Corruption Laws” means the U.S. Foreign Corrupt Practices Act of 1977 and any other statute or regulation similar thereto or otherwise concerning bribery, corruption, fraud, kickbacks or unlawful payments or gifts in any jurisdiction.
“Benefit Plans” means all employee benefit plans (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, and all bonus (including change in control or other transaction bonus), stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, retirement, supplemental retirement, severance or other benefit plans, programs or arrangements, and all employment, termination, change-in-control, retention, stay, “golden parachute,” severance or other contracts or agreements, to which the Company, any Subsidiary or the Seller is a party, with respect to which the Company, any Subsidiary or the Seller has any present or future Liability or which are maintained, contributed to or sponsored (or with respect to which any obligation to contribute has been undertaken) by the Company, any Subsidiary or the Seller or any of their respective Affiliates, in each case, for the benefit of any current or former employee, officer, director or other service provider of the Company or any Subsidiary or the beneficiaries or dependents of any such Person.
“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in The City of New York.
“Business Employees” means each individual employed by the Company or any Subsidiary (including employees currently on vacation, long or short-term disability, military or other approved leave with a right to reemployment) as of the Closing Date.
“Cash and Cash Equivalents” means the sum (expressed in United States dollars) of (i) all cash and (ii) all cash equivalents (including deposits, marketable securities and liquid investments) of the Company and the Subsidiaries, determined in accordance with GAAP applied on a basis consistent with past practices used in preparing the Financial Statements; provided, however, that, to the extent that such application shall have failed to comply with the requirements of GAAP, GAAP shall prevail; provided, further, that “Cash and Cash Equivalents” shall include the amount of any checks and drafts deposited for the account of the Company or its Subsidiaries, in each case as determined in accordance with GAAP.
“Claim” means a Third-Party Claim or a Retained Liability Claim, as the case may be.
“Closing Cash” means the aggregate amount of all Cash and Cash Equivalents of the Company and the Subsidiaries as of the close of business on the Closing Date determined without giving effect to the transaction taking place at the Closing.
“Closing Date” means the date on which the Closing actually occurs.
“Closing Indebtedness” means the aggregate Indebtedness of the Company and the Subsidiaries as of immediately prior to the Closing determined without giving effect to the transaction taking place at the Closing.
“Closing Working Capital” means the Current Assets, minus the Current Liabilities, in each case with respect to the Company and the Subsidiaries on a consolidated basis and determined in accordance with GAAP applied on a basis consistent with past practices used in preparing the Financial Statements; provided, however, that, to the extent that such application shall have failed to comply with the requirements of GAAP, GAAP shall prevail; provided, further, that “Closing Working Capital” shall not include any of the following: (i) any Liabilities arising from the consummation of the transactions contemplated by this Agreement or any actions of the Purchaser or any of its Affiliates; (ii) any Liabilities for income Taxes; (iii) any Excluded Taxes or Tax assets; (iv) any (A) Liabilities or obligations owed by the Seller or any of its Affiliates (other than the Company and any Subsidiary) to the Company or any Subsidiary or (B) Liabilities or obligations owed by the Company or any Subsidiary to the Seller or any of its Affiliates (other than the Company and any Subsidiary); or (v) any amounts included in the determination of Closing Cash or Closing Indebtedness.

“Code” means the Internal Revenue Code of 1986, as amended.
“Conveyance Taxes” means sales, documentary, use, value added, transfer, stamp, stock transfer, registration and applicable real property transfer or gains and other similar Taxes (including any penalties and interest).
“Current Assets” means the sum of the amounts, as of the close of business on the Closing Date, included as line items comprising current assets on the Sample Closing Statement; provided, that “Current Assets” shall not include the following: (i) the current portion of deferred cost or (ii) Cash and Cash Equivalents.
“Current Liabilities” means the sum of the amounts, as of the close of business on the Closing Date, included as line items comprising current liabilities on the Sample Closing Statement; provided, that “Current Liabilities” shall not include (i) the current portion of deferred revenue, (ii)  amounts in respect of any issued but uncleared checks and drafts of the Company or any of its Subsidiaries or (iii) amounts accrued in respect of the underpayment of amounts due to the FUSF in connection with the Airfone Transaction.
“Disclosure Schedule” means the Disclosure Schedule, dated as of the date of this Agreement, delivered by the Seller to the Purchaser in connection with this Agreement.
“Encumbrance” means any security interest, pledge, hypothecation, mortgage, lien or encumbrance, other than any license of Intellectual Property.
“Environment” means (i) land, including surface land, sub-surface strata, sea bed and river bed under water, (ii) water, including surface waters and ground waters and (iii) atmosphere, including air inside buildings and in other natural and man-made structures above or below ground; and otherwise has the meaning ascribed to it by the relevant Environmental Laws.
“Environmental Laws” means all applicable Laws, licenses, and permits relating to pollution or protection of the Environment or natural resources.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any regulations promulgated thereunder.
“ERISA Affiliate” means, with respect to any Person, any other person that together with such Person would be treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code.
“Excluded Employee Liabilities” means, to the extent not expressly assumed by Purchaser under Article VI of this Agreement: (i) any Liability arising out of or relating to (A) the employment or service or termination of employment or service of any current or former employee (including each Business Employee and Hangar Installation Employee), independent contractor consultants (or similar arrangements) or other service provider of Seller or any of its Affiliates (including the Company and each Subsidiary) attributed to or arising out of or relating to periods on or prior to the Closing, including (1) any Liability arising out of, or relating to employment of labor, including those related to making payments or providing compensation of any kind (including bonuses, commissions, salaries or wages or equity-based compensation, including restricted stock units), (2) any Liability arising out of, or relating to WARN, nondiscrimination, and the payment and withholding of Taxes, and (3) any Liability in respect of work-related employee injuries, or (B) any Benefit Plan or the termination thereof, other than any Benefit Plan sponsored or maintained by the Company or any Subsidiary, including, but not limited to, Liabilities under (1) Title IV of ERISA, (2) Section 302 or 303 of ERISA, (3) Sections 412, 430 and 4971 of the Code, (4) Section 4980B of the Code or Part 6 of Subtitle B of Title I of ERISA, (5) Liability for any retiree medical or other benefits for existing and future retirees, and (6) Liability for any flight benefits; and (ii) any Liability of Purchaser under Section 6.05(c) of this Agreement with respect to any period prior to the Closing.
“Excluded Taxes” means (i) Taxes imposed on or payable by the Company or any Subsidiary (or any predecessor thereof) or attributable to the Business, for any taxable period that ends on or before the Closing Date; (ii) with respect to Straddle Periods, Taxes imposed on the Company or any Subsidiary (or any predecessor thereof) or attributable to the Business, which are allocable, pursuant to Section 7.01(b), to the portion of such period ending on the Closing Date; (iii) all liability for Taxes imposed on or payable by the Company or any Subsidiary that would not have been so imposed or payable but for a failure by the Seller or the Company to comply with any of the covenants or agreements of the Seller or the Company under Section 5.01(b)(xv); (iv) Taxes imposed as a result of any breach or inaccuracy of the representation contained in Section 3.18(f); and (iv) Taxes for which the Company or any Subsidiary (or any predecessor thereof) is held liable under Section 1.1502-6 of the Regulations (or any similar provision of state, local or foreign Law) and for which the Company or any Subsidiary (or any predecessor thereof) would not have been held liable but for the Company or any Subsidiary having been included in any consolidated, affiliated, combined or unitary group with the Seller (or any Affiliates of the Seller) at a time before the Closing Date; provided, however, that Excluded Taxes shall not include (A) Taxes resulting from any act or transaction (including a failure to act) of the Purchaser, the Company or any Subsidiary occurring after the Closing on the Closing Date; and (B) any Conveyance Taxes that may be imposed upon, or payable or collectible or incurred in connection with this Agreement and the transactions contemplated hereby; and (C) Taxes resulting from an actual or deemed election under Section 338 of the Code with respect to LTV Global.
“Export and Import Laws” means any statute, regulation, administrative decision, proviso, executive order, or license restriction concerning the importation, export or re-export of products or merchandise or the engagement in financial or other transactions.
“Final Order” means a Governmental Order (i) which has not been reversed, stayed, enjoined, set aside, annulled or suspended; (ii) in relation to which no request for stay, motion or petition for reconsideration or rehearing, application or request for review, or notice of appeal or other administrative or judicial petition for review or reconsideration (collectively, an “Appeal”) is pending or has been granted; and (iii) as to which any time prescribed by statute or regulation for filing an Appeal, and for the entry of orders staying, reconsidering, or reviewing on the applicable Governmental Authority’s own motion has expired.
“Financial Statements” means, collectively, the Annual Financial Statements and the Interim Financial Statements.
“GAAP” means United States generally accepted accounting principles and practices in effect from time to time.
“Governmental Authority” means any United States or non-United States, federal, national, supranational, state, provincial, municipal, local, or other government, governmental, regulatory or administrative authority, agency or commission or any non-governmental self-regulatory agency, instrumentality or commission, any stock exchange, or any court, tribunal or judicial or arbitral body.
“Governmental Order” means any order, ruling, decision, writ, judgment, injunction, decree, stipulation, determination, award or other directive entered by or with any Governmental Authority.
“Hangar Installation Employees” means the hangar installation employees of the Company located or based at the Seller’s facility in Orlando, Florida.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.
“Indebtedness” of any Person means, without duplication, (i) the outstanding principal amount, together with accrued and unpaid interest, fees and other amounts payable with the respect thereto, of (A) indebtedness of such Person or its subsidiaries for borrowed money and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person or its subsidiaries is responsible or liable; (ii) all obligations as lessee under leases that have been included or should be recorded as capital leases in accordance with GAAP, (iii) all Liabilities for any performance bonds, surety bonds or similar obligations, to the extent claimed against or drawn, (iv) all obligations or Liabilities and related costs or obligations under any interest rate, protection agreements, foreign currency exchange agreements, forward contracts or other interest, exchange rate or commodity hedging agreements, currency swaps, collars, caps and similar hedging obligations (including any settlement costs or breakage fees associated therewith), (v) all obligations of such Person issued or assumed as the deferred purchase price of property or services (other than current trade payables incurred in the ordinary course of business), including the maximum amount of any earn-out or similar payments pursuant to acquisition agreements, (vi) all letters of credit, whether or not drawn or contingent, (vii) any Liability arising out of or relating to the employment or service or termination of employment or service of any current or former Hangar Installation Employee, (viii) all costs and expenses incurred by the Company or any Subsidiary in connection with the negotiation, execution, delivery or performance of the Transaction Documents or the consummation of the transactions contemplated thereby (including without limitation, any costs and expenses incurred in connection with the satisfaction of the condition set forth in Section 8.02(e)(ii)), in each case to the extent unpaid as of the Closing, (ix) amounts in respect of any issued but uncleared checks and drafts of the Company or any of its Subsidiaries, (x) all obligations of the type referred to in clauses (i) through (ix) of other Persons for the payment of which such Person or its subsidiaries is responsible or liable, directly or indirectly, as obligor, guarantor or surety; and (x) all obligations of the type referred to in clauses (i) through (ix) of other Persons secured by any lien on any property or asset of such Person or its subsidiaries.
“Indemnified Party” means a Purchaser Indemnified Party or a Seller Indemnified Party, as the case may be.
“Indemnifying Party” means the Seller pursuant to Section 9.02 or the Purchaser pursuant to Section 9.03, as the case may be.
“IRS” means the United States Internal Revenue Service.
“Intellectual Property” means rights in or to any or all of the following in all jurisdictions throughout the world: (i) trademarks, service marks, trade dress and trade names, and applications or registrations, or rights existing at common law, pertaining to the foregoing, and all goodwill associated therewith; (ii) patent applications and patents (including utility and design), including re-issues, continuations, divisions, continuations-in-part, renewals or extensions, and all inventions, discoveries, improvements, software (including interpretive code, source code and object code) and designs that are now or hereafter claimed in any such patent applications or patents; (iii) trade secrets or confidential information that is generally unknown to third parties that do not have free lawful access to such information, including, as applicable, know-how, models, methodologies, specifications, rules, procedures, processes, and other confidential information; (iv) copyrights in writings, designs, Internet Web sites, software or other works, applications or registrations in any jurisdiction for the foregoing and all moral rights related thereto; (v) database rights; (vi) Internet domain names and applications and registrations pertaining thereto; and (vii) claims or causes of action arising out of or related to past, present or future infringement or misappropriation of the foregoing.
“Interim Financial Statements” means, collectively, the consolidated balance sheet of the Company and the Subsidiaries as of January 31, 2014, and the related statement of profit and loss and member’s equity and the consolidated cash flows for the twelve-month period ended on such date, attached to Section 1.01(b) of the Disclosure Schedule.
“JetBlue/LiveTV Connectivity Agreement” means the KA-Band Wireless Broadband Connectivity Hardware and Service Agreement entered into between the Seller and the Company on the date of this Agreement and effective as of the Closing Date.
“JetBlue/LiveTV Entertainment System Agreement” means the In-Flight Entertainment System Agreement, dated as of June 26, 2008, between the Seller and the Company, as amended.

“Law” means any federal, national, supranational, state, provincial, local or similar statute, law, treaty, ordinance, regulation, rule, code, Governmental Order or requirement or rule of law (including common law), whether domestic or foreign.
“Leased Real Property” means the real property leased by the Company or any Subsidiary, in each case, as tenant.
“Liabilities” means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, known or unknown or determined or determinable, and whether or not required to be reflected on a balance sheet prepared in accordance with GAAP.
“Licensed Intellectual Property” means all Intellectual Property licensed to the Company or any Subsidiary by any third party, including the Intellectual Property embodied by the Licensed Software.
“Licensed Software” means all material computer software and databases licensed to the Company by any third party, excluding software licensed to the Company pursuant to any “shrink-wrap” or “click-wrap” license or any similar nonexclusive, royalty-free license to off-the-shelf software on similar standard terms.
“Loss” means any and all losses, damages, claims, costs, expenses, interests, awards, judgments or penalties, including reasonable attorneys’ and consultants’ fees and expenses, and incidental, consequential, special or indirect damages, and loss of future revenue or income and diminution in value; provided, however, that “Loss” shall not include any punitive damages or damages associated with the loss of business reputation, regardless of whether such damages were foreseeable, except to the extent that such damages are awarded by a court of competent jurisdiction in a Third Party Claim.
“Material Adverse Effect” means any event, circumstance, change in or effect on the Business or the assets, liabilities, financial condition or operations of the Company that, individually or in the aggregate, is or would be reasonably likely to be materially adverse to the results of operations, assets or financial condition of the Business or the Company, in each case taken as a whole; provided, however, that none of the following or any event, circumstance, change in or effect on the Business or the assets, liabilities, financial condition or operations of the Company that results, either alone or in combination, shall be considered in determining whether there has been a “Material Adverse Effect”: (a) events, circumstances, changes or effects that generally affect the industries (including the in-flight entertainment and connectivity industry and the airline industry) in which the Business operates (including legal and regulatory changes); (b) general economic or political conditions (or changes therein) or events, circumstances, changes or effects affecting the United States or global financial, capital or securities markets generally; (c) changes or modifications in GAAP or applicable Law or interpretations thereof; (d) changes arising out of or resulting from the announcement of the execution of this Agreement; (e) any reduction in the price of services or products offered by the Company or any Subsidiary; (f) any event, circumstance, change or effect caused by acts of armed hostility, sabotage, terrorism or war (whether or not declared), including any escalation or worsening thereof; (g) the failure by the Company or any Subsidiary to meet any internal or industry estimates, expectations, forecasts, projections or budgets for any period; or (h) any event, circumstance, change or effect that results from any action required to be taken pursuant to this Agreement or at the request of the Purchaser, except that the events, occurrences, facts, conditions or changes in the foregoing subclauses (a), (b), (c) or (f) shall be taken into account to the extent they have a materially disproportionate adverse effect on the Company and the Subsidiaries, taken as a whole, relative to other comparable companies in the same industry as the Company.
“Organizational Documents” means, with respect to any Person, such Person’s certificate of incorporation, articles of incorporation, certificate of formation, articles of association, limited liability company agreement, operating agreement, partnership agreement, bylaws or other governing documents, as applicable, together with any amendments thereto.
“Owned Intellectual Property” means all Intellectual Property owned by the Company or any Subsidiary, including the Intellectual Property listed in Section 3.11(a) of the Disclosure Schedule and the Intellectual Property embodied by the Proprietary Software.
“Parent Release” means the release in the form of Exhibit 1.01(a) to be executed by JetBlue Corporation.
“Permits” means any governmental or regulatory license, authorization, franchise, certificate, permit or approval.
“Permitted Encumbrance” means (a) statutory liens for current Taxes not yet due or delinquent (or which may be paid without interest or penalties) or the validity or amount of which is being contested in good faith by appropriate proceedings; and (b) mechanics’, carriers’, workers’, repairers’ and other similar liens arising or incurred in the ordinary course of business relating to obligations as to which there is no default on the part of the Company or any Subsidiary, as the case may be, or the validity or amount of which is being contested in good faith by appropriate proceedings, or pledges, deposits or other liens securing the performance of bids, trade contracts, leases or statutory obligations (including workers’ compensation, unemployment insurance or other social security legislation) that are not, individually or in the aggregate, material to the Business.
“Person” means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
“Pre-Closing Insured Liabilities” means any Liability of the Company or any Subsidiary to the extent arising out of an event occurring prior to the Closing and to the extent covered under the Company Insurance Policies or the Seller Insurance Policies.

“Purchase Price Bank Account” means a bank account in the United States to be designated by the Seller in a written notice to the Purchaser at least two Business Days before the Closing.
“Reference Statement Date” means January 31, 2014.
“Regulations” means the Treasury Regulations (including Temporary Regulations) promulgated by the United States Department of Treasury with respect to the Code or other federal Tax Law.
“Restricted Activity” means design, development, manufacturing and supply of electronic entertainment and connectivity equipment, system or services to the commercial air transport market or other aerospace sectors; provided, that any design, development, manufacturing and supply of any such equipment, system or services, in each case to the extent not provided or to be provided to Seller or any of its Affiliates on an exclusive basis under the JetBlue/LiveTV Connectivity Agreement or JetBlue/LiveTV Entertainment System Agreement, for use exclusively by the Seller shall not be a “Restricted Activity”.
“Sample Closing Statement” means the sample calculation of Closing Cash, Closing Indebtedness and Closing Working Capital as of December 31, 2013, and the Closing Adjustment as though the Closing had taken place as of such date, attached hereto as Exhibit 1.01(c).
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
“Seller’s Knowledge”, “Knowledge of the Seller” or similar terms used in this Agreement mean the actual knowledge, after reasonable inquiry, of the Persons listed in Exhibit 1.01(b) as of the date of this Agreement and as of the Closing (or, with respect to a certificate delivered pursuant to this Agreement, as of the date of delivery of such certificate).
“Severance Plan” means the LiveTV, LLC Teammember Change in Control Severance Plan.
“Straddle Period” means any taxable period beginning on or before the Closing Date and ending after the Closing Date.
“Subsidiary Interests” means the issued and outstanding (i) shares of common stock, par value $.01 per share of LiveTV International, (ii) shares of common stock, no par value per share of LTV Global and (iii) limited liability company membership interests of LiveTV Satellite.
“Target Cash Amount” means $5,000,000.
“Target Working Capital” means $52,000,000.

“Tax” or “Taxes” means any and all federal, state, local, municipal, foreign and other taxes, duties, levies or other assessments, including income, gross receipts, payroll, employment, excise, stamp, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, real property, personal property, sales, use, transfer, value added, alternative or add-on minimum, estimated, ad valorem, inventory, license, severance, occupation, trade tax, telecommunications tax, solidarity surcharge, wealth or tax equivalents, together with interest, penalties and additions to tax imposed with respect thereto, imposed by any Governmental Authority.
“Tax Returns” means returns, declarations, claims for refund, or information returns or statements, reports and forms relating to Taxes filed or required to be filed with any Governmental Authority (including any schedule or attachment thereto), including any amendment thereof.
“Transaction Documents” means this Agreement, the Transition Services Agreement, the Confidentiality Agreement, the Amended and Restated In-Flight Entertainment System Agreement, the JetBlue/LiveTV Connectivity Agreement, the Parent Release, and the ViaSat Assignment Agreement.
“ViaSat Assignment Agreement” means that certain Assignment and Assumption Agreement, dated as of the date hereof, by and between the Seller and the Company, pursuant to which (among other things) the Seller assigned to the Company all the Seller’s rights and interests in that certain Full-Time Capacity Services Agreement, dated as of March 30, 2011, by and between the Seller and ViaSat, Inc., as amended.
“WARN” means the Worker Adjustment and Retraining Notification Act, as amended, and all similar state, local and foreign laws.
Section 1.02    Definitions. The following terms have the meanings set forth in the Sections set forth below:

Definition	Location
“Accountant’s Statement”	2.03(d)
“Adjustment Period”	2.03(f)
“Agreement”	Preamble
“Airfone Transaction”	Schedule 9.02
“Allocation Statement”	2.07
“Barclays”	3.19
“Business”	Recitals
“Change in Control Agreement”	6.05(d)
“Closing”	2.04
“Closing Adjustment”	2.03(b)
“Closing Statement”	2.03(b)
“Company”	Recitals

Definition	Location
“Company Insurance Policies”	3.21
“Competing Business”	5.06(b)
“Confidentiality Agreement”	5.03(a)
“Contest”	7.03(b)
“Continuing Employee”	6.01
“Customer Contract”	3.16(a)(i)
“Customers”	3.17(a)
“Disputed Amounts”	2.03(c)
“Estimated Closing Adjustment”	2.03(a)
“Estimated Closing Cash”	2.03(a)
“Estimated Closing Indebtedness”	2.03(a)
“Estimated Closing Statement”	2.03(a)
“Estimated Closing Working Capital”	2.03(a)
“Inventory”	3.22
“Fundamental Representations”	9.01
“FUSF”	Schedule 9.02
“Government Contract”	3.16(a)(iii)
“Leases”	3.13(b)
“LiveTV International”	Recitals
“LiveTV Satellite”	Recitals
“Leases”	3.13(b)
“Loss”	9.04(c)
“LTV Global”	Recitals
“Material Contracts”	3.16(a)
“Membership Interests”	Recitals
“Morgan Stanley”	3.19
“Notice of Disagreement”	2.03(b)
“Products”	Recitals
“Proprietary Software”	3.11(b)
“Purchase Price”	2.02
“Purchaser”	Preamble
“Purchaser Flex Plan”	6.03
“Purchaser 401(k) Plan”	6.02
“Purchaser Indemnified Party”	9.02
“Registered Owned Intellectual Property”	3.11(a)
“Retained Liability Claim”	9.05(c)
“Seller”	Preamble
“Seller Flex Plan”	6.03
“Seller Indemnified Party”	9.03
“Seller Indemnifying Party”	9.05(c)
“Seller Insurance Policies”	5.09

Definition	Location
“Submitted Notice of Disagreement”	2.03(c)
“Subsidiary”	Recitals
“Supplier”	3.17(c)
“Supplier Contract”	3.16(a)(ii)
“Target”	5.06(b)
“Tax Benefit Payment”	9.04(d)
“Termination Date”	10.01(a)
“Third-Party Claim”	9.05(b)
“Transition Services Agreement”	5.07

ARTICLE II

PURCHASE AND SALE
Section 2.01    Purchase and Sale of the Membership Interests. Upon the terms and subject to the conditions of this Agreement, at the Closing, the Seller shall sell to the Purchaser, and the Purchaser shall purchase from the Seller, all of the right, title and interest in and to the Membership Interests, free and clear of all Encumbrances (other than Permitted Encumbrances).
Section 2.02    Purchase Price. Subject to adjustment pursuant to Section 2.03 below, the aggregate purchase price for the Membership Interests shall be $400,000,000 (the “Purchase Price”).
Section 2.03    Purchase Price Adjustment.
(a)    No fewer than five Business Days prior to the Closing Date, the Seller shall deliver a statement (the “Estimated Closing Statement”) to the Purchaser which sets forth the Seller’s good faith estimate of Closing Cash (the “Estimated Closing Cash”), Closing Indebtedness (“Estimated Closing Indebtedness”), the Closing Working Capital (the “Estimated Closing Working Capital”) and a calculation of the Estimated Closing Adjustment, and which Estimated Closing Statement shall be prepared in a manner consistent in all respects with the Sample Closing Statement, including the line items set forth therein. The “Estimated Closing Adjustment” shall be an amount equal to (i) Estimated Closing Cash, minus (ii) Estimated Closing Indebtedness, plus (iii) the Estimated Closing Working Capital, minus (iv) the Target Working Capital, minus (v) the Target Cash Amount. If the Estimated Closing Adjustment is a positive number, then the Purchase Price payable by the Purchaser at the Closing will be increased by the Estimated Closing Adjustment. If the Estimated Closing Adjustment is a negative number, then the Purchase Price payable by the Purchaser at the Closing will be reduced by the Estimated Closing Adjustment.
(b)    Within 60 days after the Closing Date, the Purchaser shall prepare and deliver to the Seller a statement setting forth its calculation of Closing Cash, Closing

Indebtedness, Closing Working Capital and the Closing Adjustment (the “Closing Statement”), which Closing Statement shall be prepared in a manner consistent in all respects with the Sample Closing Statement, including the line items set forth therein. The “Closing Adjustment” shall be an amount equal to (i) the Closing Cash, minus (ii) Closing Indebtedness, plus (iii) the Closing Working Capital, minus (iv) the Target Working Capital, minus (v) the Target Cash Amount. The Closing Statement shall become final and binding upon the parties on the 31st day following receipt thereof by the Seller, unless the Seller shall provide a written notice (the “Notice of Disagreement”) of its disagreement with the amounts set forth in the Closing Statement to the Purchaser prior to such date. Any Notice of Disagreement shall specify in reasonable detail the nature of any disagreement so asserted. If a timely Notice of Disagreement is received by the Purchaser, then the Closing Statement and the Closing Adjustment, in each case as determined in accordance with clauses (c) and (d) below, shall become final and binding upon the parties, on the earlier of (A) the date on which the parties hereto resolve in writing any differences they have with respect to any matter specified in the Notice of Disagreement and agree upon a final Closing Statement and final Closing Adjustment in accordance with clause (c) below, or (B) the date on which the Accounting Firm delivers the Accountant’s Statement (as defined below) in accordance with Section 2.03(d).
(c)    During the 30 days immediately following the delivery of a Notice of Disagreement, the Seller and the Purchaser shall seek in good faith to resolve in writing (and thereby agree on a final Closing Statement and Closing Adjustment) any differences they may have with respect to any matter specified in the Notice of Disagreement. At the end of such 30 day period, the Seller and the Purchaser shall submit to the Accounting Firm for review and resolution any and all matters which remain in dispute (“Disputed Amounts”) and the Notice of Disagreement (as it may be modified by the Seller to reflect the resolution of any differences with respect to the matters specified therein prior to submission to the Accounting Firm being the “Submitted Notice of Disagreement”), and, within 30 days of its receipt of the Submitted Notice of Disagreement, the Accounting Firm shall make a final and conclusive determination, binding on the parties hereto and not subject to appeal, of the Disputed Amounts.
(d)    At the time of submission of the Submitted Notice of Disagreement, the Seller and the Purchaser will each submit a written statement setting forth their respective positions with respect only to the Disputed Amounts. Neither party hereto shall make any ex parte communications with the Accounting Firm relating to the Submitted Notice of Disagreement or the Disputed Amounts, other than written answers by the parties hereto to written questions of the Accounting Firm (copies of which shall be provided simultaneously to the other party). In making its determination, the Accounting Firm (i) shall accept the position of the Seller or the Purchaser with respect to each Disputed Amount but shall not choose any other formulation, (ii) shall be bound by the definitions in this Agreement, (iii) shall review the Disputed Amounts reflected on the Submitted Notice of Disagreement in accordance with this Section 2.03(d), (iv) shall base its review solely on the written documents presented by the parties hereto in accordance with this Section 2.03(d), and (v) upon completion of its review, shall deliver to the Seller and the Purchaser a written award, in the form of a statement setting forth its final determination of the Disputed Amounts, the final Closing Statement and the final Closing Adjustment (the “Accountant’s Statement”), it being understood and agreed that the award of the Accounting Firm will not be based on an independent examination or audit of the financial or accounting records relating to the Business or legal discovery process. The fees and disbursements of the Accounting Firm shall be allocated between the parties hereto in the same proportion that the aggregate amount of such Disputed Amounts that is unsuccessfully disputed by each such party (as finally determined by the Accounting Firm) bears to the total amount of such Disputed Amounts. In acting under this Agreement, the Accounting Firm shall act as an arbitrator and not as an expert. Any determination or award by the Accounting Firm shall be governed by the Federal Arbitration Act.
(e)     (i) If the Closing Adjustment exceeds the Estimated Closing Adjustment by an amount greater than $250,000, then the Purchaser shall pay to the Seller an amount equal to the positive difference between the Closing Adjustment and the Estimated Closing Adjustment, up to a maximum amount of $4,000,000, and (ii) if the Estimated Closing Adjustment exceeds the Closing Adjustment by an amount greater than $250,000, then the Seller shall pay to the Purchaser an amount equal to the positive difference between the Estimated Closing Adjustment and the Closing Adjustment, up to a maximum amount of $4,000,000, in either case within three Business Days after the Closing Statement becomes final and binding on the parties hereto, together with interest thereon from the Closing Date to the date of payment at the rate of 2.5%. If the Closing Adjustment is equal to the Estimated Closing Adjustment, then neither the Purchaser nor the Seller shall owe any amount to the other party pursuant to this Section 2.03(e).
(f)    The Purchaser agrees that, following the Closing through date on which the Closing Statement is finally determined in accordance with Section 2.03(b), Section 2.03(c) and Section 2.03(d) (such period, the “Adjustment Period”), except as required by applicable Law or GAAP, it will not take any actions with respect to any accounting books, records, policy or procedure on which the Closing Statement is to be based that are materially inconsistent with past practices of the Seller related to the Business, the Company or the Subsidiaries or that would make it impossible or impracticable to calculate Closing Cash, Closing Indebtedness or Closing Working Capital in the manner and utilizing the methods required hereby. During the Adjustment Period, the Seller will be permitted to review the Purchaser’s and its auditors’ working papers relating to the Estimated Closing Statement, all of the Purchaser’s books and records with respect thereto and such other books and records of the Purchaser as the Seller may reasonably request in connection with such review. During such period, the Purchaser shall have access to the working papers of the Seller, and the Seller shall instruct (and use its commercially reasonable efforts to cause) its accountants and auditors to grant the Purchaser access to their working papers (subject to the execution of customary access letters or similar agreements reasonably required by such accountants and auditors), prepared in connection with the preparation of the Notice of Disagreement.
(g)    It is expressly understood that the provisions of this Section 2.03 are intended solely to measure Closing Cash, Closing Indebtedness and Closing Working Capital and shall constitute the exclusive remedy of the parties solely with respect to the determination of Closing Cash, Closing Indebtedness and the Closing Working Capital.

Section 2.04    Closing. Subject to the terms and conditions of this Agreement, the closing of the sale and purchase of the Membership Interests contemplated by this Agreement (the “Closing”) shall take place at a meeting to be held at the offices of Shearman & Sterling LLP, 599 Lexington Avenue, New York, New York at 10:00 a.m. New York time on the fifth Business Day following the satisfaction or waiver of the condition to the obligations of the parties hereto set forth in Article VIII (other than those conditions that by their nature are to be satisfied or waived at the Closing, and subject to the satisfaction or waiver of such conditions), or at such other place or at such other time or on such other date as the Seller and the Purchaser may mutually agree upon in writing.
Section 2.05    Closing Deliveries by the Seller. At the Closing, the Seller shall deliver or cause to be delivered to the Purchaser:
(a)    a Membership Interest transfer form evidencing and effecting the transfer of the Membership Interests to the Purchaser;
(b)    a receipt for the Purchase Price;
(c)    a true and complete copy, certified by the Secretary or an Assistant Secretary of the Seller, of an extract of the resolutions duly and validly adopted by the Board of Directors of the Seller evidencing due authorization of the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement;
(d)    an executed counterpart of the Transition Services Agreement;
(e)    an executed Parent Release;
(f)    one or more payoff letters in, each in a form reasonably acceptable to the Purchaser, evidencing all actions taken to effect the matters set forth in Section 5.08;
(g)    evidence reasonably acceptable to the Purchaser that the Seller has, or has caused the Company and/or its Subsidiary to, cancel and surrender to the Federal Communications Commission the license for experimental operations issued to “LiveTV” under FCC call sign WG2XOM, File Number 0203-EX-PL-2013;
(h)    a certificate of a duly authorized officer of the Seller certifying as to the matters set forth in Sections 8.02(a) and 8.02(b); and
(i)    evidence reasonably acceptable to the Purchaser that the aggregate amount of Cash and Cash Equivalents as of immediately prior to the Closing is at least $5,000,000.
Section 2.06    Closing Deliveries by the Purchaser. At the Closing, the Purchaser shall deliver to the Seller:
(a)    the Purchase Price by wire transfer in immediately available funds to the Purchase Price Bank Account;

(b)    Secretary of the Purchaser, of an extract of the resolutions duly and validly adopted by the Board of Directors of the Purchaser evidencing its authorization of the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby;
(c)    an executed counterpart of the Transition Services Agreement; and
(d)    a certificate of a duly authorized officer of the Purchaser certifying as to the matters set forth in Sections 8.01(a) and 8.01(b).
Section 2.07    Purchase Price Allocation. No later than 45 days following the Closing, the Seller shall prepare and deliver to the Purchaser, for its review and approval, a statement allocating, for U.S. federal income Tax purposes, the Purchase Price (as increased for U.S. federal income Tax purposes to take into account any Liabilities of the Company and LiveTV Satellite) among the assets of the Company and LiveTV Satellite, including shares of stock in Subsidiaries (such statement the “Allocation Statement”), in accordance with Section 1060 of the Code and the regulations promulgated thereunder. Thereafter, the Purchaser and the Seller shall negotiate in good faith to resolve any differences they have with respect to the Allocation Statement during the 60 days immediately following delivery of the Allocation Statement by the Seller. Notwithstanding anything herein to the contrary, if a dispute regarding the Allocation Statement remains after such good faith negotiation, such dispute shall be referred to the Accounting Firm, which shall submit its final determination within 20 days and such determination shall be final, binding and conclusive on the parties. Any and all costs incurred in connection with such retention of the Accounting Firm shall be equally borne by the Purchaser and the Seller. When an agreement on the Allocation Statement is reached between the Purchaser and the Seller or determined by the Accounting Firm, (a) the Allocation Statement shall be conclusive and binding upon the parties for all purposes, and neither the Purchaser nor the Seller shall take any Tax position which is inconsistent with such allocation, (b) the Seller and the Purchaser shall each file an IRS Form 8594 and all U.S. federal, state, local and other Tax Returns required to be filed in accordance with the Allocation Statement and (c) the parties agree to consult, and to cause their respective Affiliates to consult, with one another with respect to any Tax audit, controversy or litigation relating to the Allocation Statement by the IRS or another Tax authority (it being understood that, notwithstanding the foregoing, in the event the IRS challenges any position taken by any party relating to the Allocation Statement, such party may settle or litigate such challenge without the consent of, or liability to, the other party). The Allocation Statement may be revised by the Purchaser and the Seller to reflect any Purchase Price adjustments.
ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SELLER
The Seller hereby represents and warrants to the Purchaser, subject to such exceptions as are disclosed in the Disclosure Schedule, as follows:
Section 3.01    Organization, Authority and Qualification of the Seller. The Seller has all necessary corporate power and authority to enter into this Agreement and the other

Transaction Documents to which it is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of the Transaction Documents to which it is a party by the Seller, the performance by the Seller of its obligations hereunder and thereunder and the consummation by the Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of the Seller. This Agreement has been, and, as of the Closing, the other Transaction Documents to which it is a party will be, duly executed and delivered by the Seller, and (assuming due authorization, execution and delivery by the Purchaser) this Agreement constitutes, and, when executed, the Transaction Documents to which it is a party will constitute, a legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with their respective terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equitable principles.
Section 3.02    Organization, Authority and Qualification of the Company. Each of the Company and each Subsidiary is a legal entity duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all necessary corporate or limited liability company power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted. Each of the Company and each Subsidiary is duly licensed or qualified to do business and is (where applicable) in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary or desirable, except to the extent that the failure to be so licensed, qualified or (where applicable) in good standing would not have a Material Adverse Effect.
Section 3.03    Capitalization; Ownership of Membership Interests and Subsidiary Interests. Section 3.03 of the Disclosure Schedule sets forth, with respect to the Company and each Subsidiary, its name, its outstanding shares of capital stock or other ownership interests and the current ownership of such shares or other ownership interests. All of the issued and outstanding Membership Interests and Subsidiary Interests have been duly authorized, validly issued and fully paid and have not been issued in violation of any preemptive rights. There are no outstanding interests, options, warrants, voting rights or other rights, agreements, arrangements or commitments relating to preemptive or similar rights to acquire, or to the sale or issuance of, or the granting of rights to acquire, any interest of the Company or any Subsidiary, or any securities or other instruments convertible into, exchangeable for or evidencing the right to purchase or acquire any interests in the Company or any Subsidiary. The Membership Interests and the Subsidiary Interests constitute all the issued and outstanding interests in the Company and each Subsidiary, respectively. Immediately prior to the Closing, the Seller will own all the Membership Interests free and clear of all Encumbrances other than Permitted Encumbrances and the Company will own all of the Subsidiary Interests free and clear of all Encumbrances other than Permitted Encumbrances. Except as set forth in Section 3.03 of the Disclosure Schedule, the Company does not own, directly or indirectly, any capital stock or other ownership interests of any Person other than the Subsidiaries and each of the Subsidiaries does not own, directly or indirectly, any capital stock or ownership interests of any Person.

Section 3.04    No Conflict; Consents and Approvals.
(j)    Assuming (i) the expiration or termination of the applicable waiting periods under the HSR Act, (ii) the making or obtaining of all consents, approvals, authorizations, filings and notifications required under any other applicable antitrust, competition or trade regulation Law, and (iii) the obtaining of all approvals and the delivery of all notices set forth on Section 3.04 of the Disclosure Schedule, the execution, delivery and performance by the Seller of this Agreement and the other Transaction Documents to which it is a party, do not and shall not (A) violate, conflict with or result in the breach of the Organizational Documents of the Seller, the Company or any Subsidiary, (B) conflict with or violate any Law or Governmental Order applicable to the Seller, the Company or any Subsidiary in any material respects, (C) require any consent, approval, authorization or other order of, action by, filing with, or notification to, any Governmental Authority or (D) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent or notification under, or give to others any rights of termination, acceleration or cancellation of, or any rights of payment by the Company or the Subsidiaries under, any Material Contract, except in the case of clauses (C) and (D), as may result from any facts or circumstances relating solely to the Purchaser or any of its Affiliates.
(k)    The execution, delivery and performance by the Seller of this Agreement and the other Transaction Documents to which it is a party, do not and shall not (i) require any consent, approval, authorization or other order of, action by, filing with, or notification to, any Governmental Authority with respect to any Government Contract, or (ii) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent or notification under, or give to others any rights of termination, acceleration or cancellation of, or any rights of payment by the Company or the Subsidiaries under, any Government Contract, except in the case of clauses (i) and (ii), as may result from any facts and circumstances relating solely to the Purchaser or any of its Affiliates.
Section 3.05    Financial Information; Corporate Records.
(e)    The Seller has made available to the Purchaser true and complete copies of the Financial Statements. Except as set forth in Section 3.05(a) of the Disclosure Schedule, the Financial Statements were prepared in accordance with GAAP, consistently applied, and present fairly in all material respects the consolidated financial condition and results of operations and cash flows of the Company and the Subsidiaries as of the dates thereof and for the periods covered thereby, subject, in the case of the Interim Financial Statements, to normal recurring year-end adjustments (the effect of which are not and will not be, individually or in the aggregate, materially adverse) and the absence of notes.
(f)    The Seller has made available to the Purchaser true and complete copies of the Organizational Documents of each of the Company and the Subsidiaries in effect on the date of this Agreement. The books, records and accounts of the Company and the Subsidiaries, in the aggregate, accurately and fairly reflect, in all material respects, the transactions and the assets and liabilities of the Company and the Subsidiaries.

(g)    The Seller has devised and maintains systems of internal controls (including those covering processes and transactions of the Company which the Seller deems material) over financial reporting to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Such accounting controls, as they relate to the Company are, and for the past two (2) completed fiscal years of the Company have been, sufficient, in all material respects, to provide reasonable assurances that (i) all material transactions are executed in accordance with management’s general or specific authorization and are properly reflected in the Company’s financial statements under GAAP, and (ii) all material transactions are recorded as necessary to permit the accurate preparation of financial statements in accordance with the accounting principles, methods and practices used in preparing the Seller’s audited financial statements, applied on a consistent basis under GAAP.
(h)    Neither the Seller’s nor the Company’s auditors have notified the Seller, the Company or any of the Subsidiaries in writing of any event, circumstance or set of facts that have materially affected or are reasonably likely to materially affect the Financial Statements.
Section 3.06    Absence of Undisclosed Material Liabilities. There are no Liabilities of the Company or the Subsidiaries, other than (a) Liabilities reflected or reserved against on the Financial Statements or incurred in connection with this Agreement or the Transaction Documents or the transactions contemplated hereby and thereby, (b) Liabilities set forth in Section 3.06(b) of the Disclosure Schedule, (c) Liabilities incurred since the Reference Statement Date in the ordinary course of business of the Company and the Subsidiaries (none of which is a liability or obligation for breach of contract, breach of warranty, tort of infringement by the Company or any of the Subsidiaries), (d) Liabilities for Taxes or (e) Liabilities that are not material to the Company or the Subsidiaries.
Section 3.07    Conduct in the Ordinary Course. Since the Reference Statement Date, (a) the Seller, the Company and the Subsidiaries have conducted the Business substantially in the ordinary course consistent with past practices, (b) no Material Adverse Effect has occurred, and (c) except as set forth in Section 3.07(c) of the Disclosure Schedule, neither the Seller (as it relates to the Business), the Company nor any Subsidiary has taken any action that, if taken after the date of this Agreement, would constitute a violation of, or require consent under, Section 5.01(b).
Section 3.08    Litigation. Except as set forth in Section 3.08 of the Disclosure Schedule, as of the date of this Agreement, there is no Action by or against the Seller (as it relates to the Business, the Company or any Subsidiary), the Company or the Subsidiaries pending before any Governmental Authority or, to the Knowledge of the Seller, threatened, (a) materially and adversely affecting any of the Company’s or any of the Subsidiaries’ businesses or operations or material rights, properties or assets or (b) which would affect the legality, validity or enforceability of this Agreement or the Transaction Documents or the consummation of the transactions contemplated hereby or thereby or otherwise prevent or materially delay consummation of the transactions contemplated by this Agreement or the Transaction Documents. There are no amounts outstanding, due or owing under any agreements with respect to the settlement of an Action to which the Company or any of the Subsidiaries is a party.
Section 3.09    Compliance with Laws. Since January 1, 2011, the Seller, the Company and the Subsidiaries have each conducted the Business, in all material respects, in compliance with all Laws and Governmental Orders applicable to the Seller (as it relates to the Business, the Company or any Subsidiary), the Company or the Subsidiaries, and neither the Seller (as it relates to the Business, the Company or any Subsidiary), the Company nor any Subsidiary is in violation in any material respect of any such Law or Governmental Order, including, without limiting the foregoing, any provision of any Anti-Corruption Laws and any Export and Import Laws. Except as set forth in Section 3.09 of the Disclosure Schedule, as of the date of the Agreement, there are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting the Company or any Subsidiary or any of their properties or assets the failure of which to resolve or satisfy would be material to the Company and the Subsidiaries, taken as a whole. Since January 1, 2012, none of the Seller, the Company or any Subsidiary has (i) received any notice or communications in writing from any Governmental Authority alleging non-compliance by the Company, any of the Subsidiaries or the Seller (as it relates to the Business, the Company or any Subsidiary) with any applicable Law or Governmental Order or (ii) to the Seller’s Knowledge as of the date of the Agreement, been under investigation, formal or informal, for any potential violation of any Law.
Section 3.10    Licenses, Permits and Approvals. Section 3.10 of the Disclosure Schedule sets forth all Permits issued to, or otherwise held by, or in the possession of, the Seller, Company or any Subsidiary with respect to the Business as of the date of the Agreement. Except as set forth in Section 3.10 of the Disclosure Schedule, all Permits required to conduct the Business are in the possession of the Seller, the Company or the Subsidiaries, as applicable, are valid, binding and in full force and effect, and the Business is being conducted in compliance therewith, except for any such Permits the failure of which to possess or with which to be in compliance would not be material to the Company and the Subsidiaries, taken as a whole. All fees and charges with respect to such Permits have been paid in full. Section 3.10 of the Disclosure Schedule lists all current material Permits issued to the Company or any of its Subsidiaries, including the names of the Permits and their respective dates of issuance and expiration. To Seller’s Knowledge, no event has occurred that would reasonably be expected to result in the revocation, suspension, lapse or limitation of any material Permit.
Section 3.11    Intellectual Property.
(a)    Section 3.11(a) of the Disclosure Schedule sets forth a true, accurate and complete list of all (i) patents and patent applications, (ii) trademark, service mark and copyright registrations and applications for registration, and (iii) Internet domain name registrations, in each case of (i) – (iii), that are owned by the Company or the Subsidiaries as of the date of this Agreement (the “Registered Owned Intellectual Property”).
(b)    Section 3.11(b) of the Disclosure Schedule sets forth a true, accurate, and complete list of all material computer software owned by the Company or any Subsidiary (the

“Proprietary Software”). All Licensed Software is licensed to the Company or the Subsidiaries under the agreements listed in Section 3.16(a)(xviii) of the Disclosure Schedule.
(c)    The Company or a Subsidiary owns all rights to use each item of the Registered Owned Intellectual Property and the Proprietary Software, free and clear of Encumbrances (other than Permitted Encumbrances).
(d)    To the Knowledge of the Seller, each item of the Registered Owned Intellectual Property (excluding any applications contained within the Registered Owned Intellectual Property) is valid and enforceable.
(e)    The Company or a Subsidiary has valid and enforceable rights to exploit the Licensed Intellectual Property in connection with, and to the full extent used in, the operation of the Business as currently conducted.
(f)    The Owned Intellectual Property, Licensed Intellectual Property and any Intellectual Property to be provided to the Company or the Subsidiaries pursuant to the Transition Services Agreement, together comprise all of the Intellectual Property necessary for the conduct of the business of the Company as currently conducted; provided, however, that nothing in this Section 3.11(f) or in the first sentence of Section 3.09 constitutes a representation or warranty of non-infringement, non-misappropriation or non-violation of Intellectual Property of any other Person. Neither Seller nor any of Seller’s Affiliates (other than the Company and the Subsidiaries) owns any Intellectual Property used or held for use in the conduct of the Business as currently conducted.
(g)    To the Knowledge of the Seller, there is no basis to believe that the conduct of the business of the Company as currently conducted conflicts with, infringes, misappropriates, or violates any Intellectual Property of any Person, and to the Knowledge of the Seller, there is no basis for any Person to allege such conflict. No material Proprietary Software, or use of such Proprietary Software, nor, to the Knowledge of the Seller, any other Proprietary Software or Licensed Software, or use of such other Proprietary Software or Licensed Software, by the Company or any Subsidiary in connection with the conduct of its business as currently conducted, conflicts with, infringes upon, misappropriates or violates any Intellectual Property of any Person. The consummation of the transactions contemplated by this Agreement will not alter or impair any rights of, or impose any additional obligation upon, the Company or any Subsidiary with respect to any Owned Intellectual Property, Proprietary Software, Licensed Software or material Licensed Intellectual Property; provided, however, that no representation or warranty is being made in this sentence as to the effect of any contract or agreement of the Purchaser or any of its Affiliates with a third party on the alteration or impairment of any rights of, or the imposition of an additional obligation upon, the Company with respect to any Owned Intellectual Property, Proprietary Software, Licensed Software or material Licensed Intellectual Property.
(h)    To the Knowledge of the Seller, no Person is engaging, or has engaged within the past six (6) years, in any activity that infringes, misappropriates or otherwise violates any Owned Intellectual Property.

(i)    The Company has taken commercially reasonable steps necessary to safeguard and maintain the secrecy and confidentiality of, and proprietary rights in, all material confidential information owned by the Company. To the Knowledge of the Seller, none of the trade secrets owned by the Company has been disclosed to the detriment of the Company for the benefit of any Person other than the Company. No employee or, to the Knowledge of the Seller, independent contractor or agent of the Company has misappropriated any trade secrets or other confidential information of any other Person in the course of the performance of his or her duties as an employee, independent contractor or agent of the Company.
(j)    To the extent any present or former employee, officer, or director of the Company, or any agent or outside contractor or consultant of the Company, has developed any Intellectual Property on behalf of the Company that is utilized or practiced by the Products of the Business that are currently sold, such Person has assigned his, her or its (as the case may be) rights in and to such Intellectual Property to the Company. No Governmental Authority has any march-in rights or other similar rights arising from the acceptance of governmental funding with respect to any Proprietary Software or any of the Intellectual Property owned by the Company.
Section 3.12    IT Assets.
(a)    Neither the Proprietary Software nor, to the Knowledge of the Seller, the Licensed Software distributed by the Company, contains any computer code or any other mechanisms designed or intended to, (i) materially disrupt, disable, erase or harm in any way such software's operation, or causes such software to materially damage or corrupt any data, hardware, storage media, programs, equipment or communications, or (ii) permit any Person to access such software without authorization.
(b)    The Company and its Subsidiaries have taken commercially reasonable steps commensurate with customary practice in the industry to ensure the electronic protection of its websites, material business data and material electronic information from loss, disaster, unauthorized access, disclosure, use or modification. To the Knowledge of the Seller, there has been no breach of security involving the Company's websites, material business data or material electronic information.
(c)    None of the Proprietary Software contains, is derived from, or is distributed, integrated, or bundled with software subject to any license commonly referred to as a “copyleft” or “open source” license that, as used, modified, integrated, bundled, or distributed by the Company: (i) requires or conditions the use or distribution of such Proprietary Software on the disclosure, licensing or distribution of any source code for any portion of the Proprietary Software, or (ii) otherwise imposes an obligation on the Company to distribute any Proprietary Software on a royalty-free basis.
Section 3.13    Title to Assets; Real Property.
(a)    Neither the Company nor any Subsidiary owns any real property.

(b)    Section 3.13(b) of the Disclosure Schedule lists (i) the street address of each parcel of Leased Real Property and each lease or sublease (collectively, the “Leases”) to which the Company or any Subsidiary is a party with respect to each such Leased Real Property and (ii) the current use of such property. With respect to each Leased Real Property, the Seller has delivered or made available to Purchaser true, complete and correct copies of all Leases and such Leases have not been amended, modified, supplemented, assigned or transferred except to the extent set forth on Section 3.13(b) of the Disclosure Schedule.
(c)    Each Lease is valid and binding on the Company or any Subsidiary, as the case may be, in accordance with the terms thereof and, to the Knowledge of the Seller, the counterparties thereto, and is in full force and effect in all material respects, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equitable principles. Neither the Company nor any Subsidiary is in material breach of, or material default under, any Lease to which it is a party. Neither the Company nor any of the Subsidiaries has exercised or given notice of exercise of, nor has any lessor, sublessor, landlord or sublandlord exercised or given notice of exercise of, any option, right of first offer or right of first refusal contained in any of the Leases.
(d)    Except as set forth in Section 3.13(d) of the Disclosure Schedule, neither the Company nor any Subsidiary is a sublessor or grantor under any sublease or other instrument granting to any other Person any right to the possession, lease or occupancy of any Leased Real Property.
Section 3.14    Environmental Matters. Except as would not have a Material Adverse Effect, (a) the Seller (as it relates to the Business), the Company and the Subsidiaries are in compliance with Environmental Laws applicable to the Business, and (b) neither the Seller, the Company nor any Subsidiary has received any written notice, report or other information regarding any actual or alleged material violation of Environmental Laws applicable to the Business, or the Leased Real Property or any real property previously leased by the Company or any Subsidiary or any material Liabilities, including any investigatory, remedial or corrective obligations, relating to the Company, the Subsidiaries or their facilities arising under Environmental Laws.
Section 3.15    Employee Benefit and Labor Matters.
(a)    Employee Benefit Matters.
(i)    Section 3.15(a)(i) of the Disclosure Schedule lists all Benefit Plans as of the date of this Agreement. None of the Seller, the Company or any Subsidiary or any of their ERISA Affiliates (A) is, or in the past six years been, the plan sponsor of any Benefit Plan which is a defined benefit pension plan, or (B) has any outstanding obligation as a contributor to any multi-employer Benefit Plan, and there are no outstanding obligations under any “employee plan” (as defined in Section 3(3) of ERISA) that have not been appropriately reserved against on the Financial Statements. Except as disclosed on Section 3.15(a)(i) of the Disclosure Schedule, no Benefit Plan is, or has ever been sponsored, maintained or contributed to (or been required to contribute to) by the Company or any Subsidiary, and neither the Company nor any Subsidiary currently has, nor following the Closing will have any Liability with respect to any Benefit Plan. True and complete copies of each of the Benefit Plans have been made available to the Purchaser prior to the date of this Agreement.
(ii)    None of the Seller, the Company, any Subsidiary or any of their ERISA Affiliates, or any of their respective predecessors has contributed to, contributes to, has been required to contribute to, or otherwise participated in or participates in or in any way has any Liability, directly or indirectly, with respect to any plan subject to Section 412, 430 or 4971 of the Code, Section 302 or Title IV of ERISA. No event has occurred and no condition exists that would subject the Company or any Subsidiary by reason of its affiliation with any of their current or former ERISA Affiliates to any material (A) Tax, penalty, fine, (B) lien or (C) other Liability imposed by ERISA, the Code or other applicable Laws. No Benefit Plan provides retiree health, life insurance or other welfare benefits except as may be required by Section 4980B of the Code and Section 601 of ERISA, any other applicable Law or at the expense of the participant or the participant’s beneficiary.
(iii)    Each Benefit Plan has been maintained and operated in all material respects in accordance with its terms and the requirements of all applicable Laws. Each of the Seller, the Company and each Subsidiary has performed all material obligations required to be performed by it under, are not in any material respect in default under or in material violation of, and, to the Knowledge of the Seller, there is no material default or violation by any other party to, any Benefit Plan. No Action is pending or, to the Knowledge of the Seller, threatened with respect to any Benefit Plan (other than claims for benefits in the ordinary course) and, to the Knowledge of the Seller, no fact or event exists that could give rise to any such Action. Each Benefit Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS that it is so qualified and nothing has occurred since the date of such letter that could reasonably be expected to affect the qualified status of such Benefit Plan or the imposition of any material liability, penalty or Tax under ERISA or the Code. All contributions and premiums required to have been paid by the Company or any Subsidiary with respect to any Benefit Plan, related trust, insurance contract or other funding arrangement, or pursuant to any Law have been paid within the time prescribed by any such Benefit Plan or Law.
(iv)    Each individual who renders (or any other individual who previously rendered) services to the Company or any Subsidiary who is or was classified by such Company or Subsidiary as having the status of an independent contractor or other non-employee status for any purpose (including for purposes of taxation and tax reporting) is currently or was previously properly so characterized.
(v)    No Benefit Plan is subject to laws of any jurisdiction outside of the United States.
(vi)    Except as set forth in Section 3.15(a)(vi) of the Disclosure Schedule, no Benefit Plans exist that, as a result of the execution of this Agreement or the consummation of the transactions contemplated by this Agreement (whether alone or in connection with any subsequent event(s)), could (A) result in any payment becoming due or increase the compensation or benefits due, to any current or former Business Employee, consultant or other service provider of the Company or any Subsidiary or (B) accelerate the time of payment or vesting, trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, or increase the amount payable pursuant to, any of the Benefit Plans. None of the Seller, the Company or any Subsidiary is party to, or is otherwise obligated under, any contract, agreement, plan or arrangement for the payment of any Tax gross-up in respect of any parachute payments under Section 280G of the Code or additional Tax under Section 409A to any Business Employee, consultant or other service provider of the Company or any Subsidiary.
(b)    Labor Matters.
(i)    Section 3.15(b)(i) of the Disclosure Schedule contains a true and complete list of (A) the Business Employees, specifying their name, position, work location, date of hire, whether they are active or on a leave of absence (and if applicable, indicating the type of leave of absence), annual base salary, target bonus or commission opportunity, bonus and total compensation for the last completed fiscal year, and (B) independent contractors currently performing services for the Company or any Subsidiary, showing applicable contract rates and the total of all payments (other than reimbursements of bona fide expenses in connection with such services) made or due to such independent contractors. Except as indicated on Section 3.15(b)(i) of the Disclosure Schedule, (x) all Business Employees are employed on an “at-will” basis and their employment can be terminated at any time for any reason with or without any amounts being owed to such individual (other than amounts accrued before the date of their termination of employment), and (y) the Company’s or the Subsidiary’s relationships with all individuals who are independent contractors can be terminated at any time for any reason without any amounts being owed to such individual (other than amounts accrued before the date of their termination of service). As of the date of this Agreement, no officer of the Company or any Subsidiary nor, to the Knowledge of the Seller, any of the individuals listed on Sections 3.15(b)(i)(1), 3.15(b)(i)(2) or 3.15(b)(i)(3) of the Disclosure Schedule has indicated his or her intent to terminate employment with the Company or Subsidiary.
(ii)    There are no collective bargaining agreements or other labor union contracts with respect to the Business Employees. As of the date of this Agreement, (A) there currently are no, and to the Knowledge of the Seller there are no planned, material strikes, slowdowns or work stoppages by any Business Employee, and the Company and each Subsidiary has not experienced any such strike, slowdown or work stoppage within the past three years, (B) there are no unfair labor practice complaints or representation petitions pending against the Company or any Subsidiary before the National Labor Relations Board or any other similar Governmental Authority and there are no charges with respect to or relating to the Company or any Subsidiary pending or threatened before the Equal Employment Opportunity Commission or any national, federal, state or local agency, domestic or foreign, responsible for the prevention of unlawful employment practices, and (C) the Company and each Subsidiary are currently in compliance in all material respects with all applicable Laws relating to the employment of labor, including those related to wages, hours, overtime, classification of employees, WARN, nondiscrimination, and the payment and withholding of Taxes.

Section 3.16    Material Contracts.
(a)    Section 3.16(a) of the Disclosure Schedule lists each of the following contracts and agreements of the Company and each Subsidiary as of the date of this Agreement (such contracts and agreements being “Material Contracts”):
(iii)    any agreement with any Customer (each a “Customer Contract”);
(iv)    any agreement with any Suppliers (each a “Supplier Contract”);
(v)    any agreement with any Governmental Authority or any subcontract with any Person with respect to an agreement with any Governmental Authority (each, a “Government Contract”);
(vi)    any Leases;
(vii)    any agreements with any current officer, director or employee of the Company or any of the Subsidiaries and any agreements with independent contractors or consultants (or similar arrangements) that require payment by the Company or any Subsidiary in excess of $200,000 per annum;
(viii)    any contracts and agreements that limit or purport to limit in any material respect or prohibit the ability of the Company or any Subsidiary to compete in any line of business or with any Person or in any geographic area or during any period of time or prohibit or restrict their ability to conduct business with any Person in any geographic area;
(ix)    any agreement (other than any Customer Contract or Supplier Contract) for capital expenditures or the acquisition or construction of fixed assets for the benefit of the Business requiring payments by the Company or any Subsidiary in excess of $500,000;
(x)    any partnership, joint venture and similar agreements;
(xi)    any agreements that relate to the purchase or sale of any material assets, equity interests or properties (other than the sale or acquisition of inventory in the ordinary course of business) by the Company or any Subsidiary;
(xii)    any agreements that relate to the acquisition or divestiture of any business, a material amount of equity or assets of any other Person or any real property (whether by merger, sale of stock or other equity interests, sale of assets or otherwise) or that relate to any merger or business combination;
(xiii)    except for agreements relating to trade receivables, all agreements relating to Indebtedness of the Company or any Subsidiary in excess of $1,000,000 individually or $3,000,000 in the aggregate;
(xiv)    any agreements pursuant to which the Company or any Subsidiary has advanced or loaned any amount to any of its directors, managers, officers or employees other than in the ordinary course of business or for or relating to the making of any loans to another Person;
(xv)    any agreements for or relating to collective bargaining or labor;
(xvi)    any agreements granting a right of first refusal, first offer or similar preferential right to purchase or acquire equity interests in the Company or any Subsidiary;
(xvii)    any agreements for sales agency, sales representation, distributorship, dealer, broker, franchise or similar arrangements;
(xviii)    any agreements pursuant to which the Company or any Subsidiary agrees to indemnify any Person or pay liquidated damages to any Person or share the Tax liability of any Person;
(xix)    any agreements pursuant to which the Company or any Subsidiary agrees to settle any material claim asserted by any Person (including, without limitation, any Governmental Authority);
(xx)    any agreement pursuant to which the Company or any Subsidiary (A) has a right or license to use any material Licensed Intellectual Property, excluding Intellectual Property licensed to the Company or any Subsidiary pursuant to any “shrink-wrap” or “click-wrap” license or any similar nonexclusive, royalty-free license to off-the-shelf software on similar standard terms, or (B) grants to any other Person a right or license to use any material Owned Intellectual Property;
(xxi)    any other agreement pursuant to which the Company or any Subsidiary makes or receives payments in an amount in excess of $1,000,000 per annum; and
(xxii)    any contracts and agreements between or among the Company or any Subsidiary, on the one hand, and the Seller or any Affiliate of the Seller, on the other hand.
(b)    The Seller has made available to the Purchaser a true and complete copy of each Material Contract. Each Material Contract is in full force and effect and is a valid, binding and enforceable obligation of the Company or any Subsidiary, as the case may be, in accordance with the terms thereof and, to the Knowledge of the Seller, of the counterparties thereto, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equitable principles. Neither the Company nor any Subsidiary is in breach of, or default under, any Material Contract to which it is a party, except for such breaches or defaults that would not have a Material Adverse Effect. To the Knowledge of the Seller, no event has occurred that with notice or lapse of time would constitute a material breach or default under a Material Contract by the Company or any Subsidiary or, as of the date of this Agreement, any other party thereto, or would permit the modification or premature termination of such Material Contract by any other party thereto. As of the date of this Agreement, no other party to any Material Contract (i) is, to the Knowledge of the Seller, (with or without lapse of time or the giving of notice, or both) in material breach of, or default under, any Material Contract or (ii) has exercised or threatened in writing to exercise any termination or non-renewal rights with respect thereto.
Section 3.17    Customers and Suppliers.
(a)    Section 3.17(a) of the Disclosure Schedule sets forth the names and addresses of the customers of the Business as of the date of this Agreement (the “Customers”). Except as set forth in Section 3.17(a) of the Disclosure Schedule, none of the Seller, the Company nor any Subsidiary has received any written notice (i) indicating that any Customer has ceased, or will cease, to use the products, equipment, goods or services of the Company or any Subsidiary, or has substantially reduced, or will substantially reduce, the use of such products, equipment, goods or services at any time, (ii) alleging a breach by the Company or any Subsidiary of any material provision of any Customer Contract or (iii) indicating that any Customer intends to cease after the Closing to use the Company’s or any of the Subsidiaries’ products, equipment, goods or services or to otherwise terminate or materially reduce its relationship with the Company or any Subsidiary.
(b)    Section 3.17(b) of the Disclosure Schedules lists the pending offers and proposals made by the Company or a Subsidiary as of the date of this Agreement (whether in the form of offer letters, letters of intent, responses to requests for proposals, proposed amendments to existing agreements, memoranda of understanding or term sheets) to enter into any agreement, commitment or engagement for the purchase of the Company’s or the Subsidiaries’ products, equipment, goods or services. Section 3.17(b) of the Disclosure Schedules sets forth the proposed prices and fees and forecasted gross margins and volume for each these offers or proposals.
(c)    Section 3.17(c) of the Disclosure Schedule sets forth the names and addresses of the top 10 suppliers of the Business as of the date of this Agreement (the “Suppliers”), as measured by consideration for goods and services paid by the Company or any Subsidiary to such Suppliers during the calendar year ending December 31, 2013. Except as set forth in Section 3.17(c) of the Disclosure Schedule, during the 12 months immediately preceding the date of this Agreement, none of the Seller, the Company nor any Subsidiary has received any written notice (i) indicating that any Supplier has ceased, or will cease, to supply the products, equipment, goods or services of such Supplier, or has substantially reduced, or will substantially reduce, the supply of such products, equipment, goods or services at any time, (ii) alleging a breach by the Company or any Subsidiary of any material provision of any Supplier Contract or (iii) indicating that any Supplier intends to cease after the Closing to supply the products, equipment, goods or services of such Supplier or to otherwise terminate or materially reduce its relationship with the Company or any Subsidiary.
Section 3.18    Taxes.
(a)    Each of the Company and the Subsidiaries has duly and timely filed or had filed on its behalf (taking into account any extension of time to file granted or obtained) all income and other material Tax Returns required by applicable Law to have been filed by it or on behalf of it in all applicable jurisdictions, each such Tax Return has been true, correct and complete in all material respects, and each of the Company and the Subsidiaries has timely paid or had paid on its behalf all Taxes shown to be due thereon.
(b)    Each of the Company and the Subsidiaries has complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes and has duly and timely withheld and paid over to the appropriate Governmental Authority all material amounts required to be so withheld and paid under all applicable Laws, including any Taxes in connection with any amounts paid or owing to any present or former employee, officer, director, independent contractor, creditor, stockholder or any other third party.
(c)    No written notification has been received by the Company or any Subsidiary that any audit, examination or similar proceeding is pending, proposed or asserted with regard to any material amount of Taxes of any of the Company or the Subsidiaries; all material deficiencies asserted or assessments made as a result of any examinations by any Governmental Authority of the Tax Returns of the Company or any Subsidiary have been fully paid, settled or withdrawn.
(d)    Neither the Company nor any Subsidiary is subject to any private letter ruling of the IRS or comparable rulings of any other Governmental Authority that will be binding on the Company or any Subsidiary following the Closing.
(e)    For U.S. federal income Tax purposes, (i) the Company and LiveTV Satellite are each treated as disregarded as an entity separate from the Seller and (ii) LiveTV International and LTV Global are each treated as corporations.
(f)    The aggregate U.S. federal income tax basis of the assets of LiveTV International will not be reduced under Section 1.1502-36(d) of the Regulations as of the Closing Date to an amount less than the aggregate fair market value of such assets on such date.
(g)    Neither the Company nor any Subsidiary has participated in a “listed transaction” within the meaning of Section 1.6011-4(b)(2) of the Regulations.
Section 3.19    Brokers. Except for Barclays Capital Inc. (“Barclays”) and Morgan Stanley & Co. Incorporated (“Morgan Stanley”), no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Seller. The Seller is solely responsible for the fees and expenses of Barclays and Morgan Stanley.
Section 3.20    Transactions with Related Parties. Except as set forth on Section 3.20 of the Disclosure Schedule and other than as provided in this Agreement and the other Transaction Documents, no present officer, director, member manager or stockholder of the Company or any Subsidiary, nor any of their respective Affiliates, is currently a party to any transaction or agreement with the Company or any Subsidiary.

Section 3.21    Insurance. Section 3.21 of the Disclosure Schedule contains a true and complete list of all insurance policies held directly by or solely on behalf of the Company or any Subsidiary as of the date of this Agreement (the “Company Insurance Policies”). All such policies are in full force and effect and will remain in full force and effect through their respective dates set forth in Section 3.21 of the Disclosure Schedule, all premiums with respect thereto covering all periods up to and including the Closing Date have been paid, and, as of the date of this Agreement, no written notice of cancellation or termination has been received with respect to any such policy. To the Knowledge of the Seller, as of the date of this Agreement there is no material claim by the Company or any of its Subsidiaries pending under any of such policies or bonds as to which coverage has been denied or disputed in writing by the underwriters of such policies or bonds. None of the Company or any of its Subsidiaries currently maintains, sponsors, participates in or contributes to any self-insurance plan or program, except as required by applicable Law.
Section 3.22    No Other Representations or Warranties. (a) Except as set forth in this Agreement and the other Transaction Documents, none of the Seller, its Affiliates or any of their respective officers, directors, employees or representatives make or have made any other representation or warranty, express or implied, at law or in equity, in respect of the Company, the Subsidiaries, the Business, the Subsidiary Interests, the Membership Interests or any of the assets, Liabilities or operations of the Company and the Subsidiaries, including with respect to (i) merchantability or fitness for any particular purpose, (ii) the operation of the Business by the Purchaser after the Closing in any manner other than as used and operated by the Seller, the Company and the Subsidiaries or (iii) the probable success or profitability of the Business after the Closing, and (b) other than the indemnification obligations of the Seller set forth in Articles VII and  IX, none of the Seller, its Affiliates, or any of their respective officers, directors, employees or representatives will have or be subject to any liability or indemnification obligation to the Purchaser or to any other Person resulting from the distribution to the Purchaser, its Affiliates or representatives of, or the Purchaser’s use of, any information relating to the Business, including any information, documents or materials made available to the Purchaser or its Affiliates or their respective officers, directors, employees or representatives, whether orally or in writing, in certain “data rooms,” management presentations, functional “break-out” discussions, responses to questions submitted on behalf of the Purchaser or its Affiliates or in any other form in expectation of or in connection with the transactions contemplated by this Agreement.
ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER
The Purchaser hereby represents and warrants to the Seller as follows:
Section 4.01    Organization, Authority and Qualification of the Purchaser. The Purchaser is a corporation duly organized, validly existing and (where applicable) in good standing under the Laws of the jurisdiction of its organization and has all necessary corporate power and authority to enter into this Agreement and the other Transaction Documents to which it is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The Purchaser is duly licensed or qualified to do business and is (where applicable) in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary, except to the extent that the failure to be so licensed, qualified or in good standing would not reasonably be expected to materially and adversely affect the ability of the Purchaser to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement and the other Transaction Documents to which it is a party. The execution and delivery by the Purchaser of this Agreement and the other Transaction Documents to which it is a party, the performance by the Purchaser of its obligations hereunder and thereunder and the consummation by the Purchaser of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of the Purchaser. This Agreement has been, and prior to the Closing, the other Transaction Documents to which it is a party will be, duly executed and delivered by the Purchaser, and (assuming due authorization, execution and delivery by the Seller) this Agreement constitutes and, when executed, the other Transaction Documents to which it is a party will constitute, a legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equitable principles.
Section 4.02    No Conflict; Consents and Approvals. Assuming (a) the termination of the applicable waiting periods under the HSR Act, (b) the making or obtaining of all consents, approvals, authorizations, filings and notifications required under any other applicable antitrust, competition or trade regulation Law and (c) the obtaining of all approvals and the delivery of all notices set forth on Section 3.04 of the Disclosure Schedule, the execution, delivery and performance of this Agreement by the Purchaser or any other Transaction Document to which it is a party do not and shall not (i) violate, conflict with or result in the breach of any provision of the Organizational Documents of the Purchaser, (ii) conflict with or violate any Law or Governmental Order applicable to the Purchaser in any material respects, (iii) require any consent, approval, authorization or other order of, action by, filing with, or notification to, any Governmental Authority, or (iv) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent or notification under, or give to others any rights of termination, amendment, acceleration or cancellation of any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which the Purchaser is a party, except in the case of clauses (iii) and (iv), as may result from any facts or circumstances relating solely to the Seller, the Company or the Subsidiaries.
Section 4.03    Investment Purpose. The Purchaser is acquiring the Membership Interests solely for the purpose of investment and not with a view to, or for offer or sale in connection with, any distribution thereof other than in compliance with all applicable Laws, including foreign and United States federal and state securities laws. The Purchaser agrees that the Membership Interests may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act and any applicable foreign or state securities laws, except pursuant to an exemption from such registration under the Securities

Act and such laws. The Purchaser is able to bear the economic risk of holding the Membership Interests for an indefinite period (including total loss of its investment), and has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment.
Section 4.04    Financing. The Purchaser will have at the Closing sufficient immediately available funds to pay the Purchase Price and all other amounts payable at the Closing pursuant to this Agreement or otherwise necessary to consummate all the transactions contemplated hereby.
Section 4.05    Litigation. As of the date of this Agreement, there is no Action by or against the Purchaser or its subsidiaries pending before any Governmental Authority or, to the knowledge of the Purchaser, threatened, which reasonably would be expected to affect the legality, validity or enforceability of this Agreement or the Transaction Documents or the consummation of the transactions contemplated hereby or thereby or otherwise prevent or materially delay consummation of the transactions contemplated by this Agreement or the Transaction Documents.
Section 4.06    Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Purchaser.
Section 4.07    Independent Investigation; Seller’s Representations. The Purchaser has conducted its own independent investigation, review and analysis of the business, operations, assets, Liabilities, results of operations, financial condition, software, technology and prospects of the Company, the Subsidiaries and the Business, which investigation, review and analysis was done by the Purchaser and its Affiliates and representatives. The Purchaser acknowledges that it and its Affiliates and representatives have been provided adequate access to the personnel, properties, premises and records of the Company, the Subsidiaries and the Business for such purpose. In entering into this Agreement, the Purchaser acknowledges that it has relied solely upon the aforementioned investigation, review and analysis and not on any factual representations or opinions of the Seller or any of its officers, directors, employees, Affiliates or representatives (except the specific representations and warranties of the Seller set forth in Article III and the schedules thereto). The Purchaser hereby acknowledges and agrees that (a) other than the representations and warranties made in Article III, none of the Seller, its Affiliates, or any of their respective officers, directors, employees or representatives make or have made any representation or warranty, express or implied, at law or in equity, with respect to the Company, the Subsidiaries, the Business, the Membership Interests or any of the assets, Liabilities or obligations of the Company and the Subsidiaries, including as to (i) merchantability or fitness for any particular use or purpose, (ii) the operation of the Business by the Purchaser after the Closing in any manner other than as used and operated by the Seller, the Company and the Subsidiaries, (iii) the probable success or profitability of the Business after the Closing or (iv) the accuracy or completeness of any information relating to the Business, including any information, documents or materials made available to the Purchaser or its Affiliates or their respective officers, directors, employees or representatives, whether orally or in writing, in certain “data rooms,” management presentations, functional “break-out” discussions, responses to questions submitted on behalf of the Purchaser or its Affiliates or in any other form in expectation of or in connection with the transactions contemplated by this Agreement and (b) other than the indemnification obligations of the Seller set forth in Articles VII and IX, none of the Seller, its Affiliates, or any of their respective officers, directors, employees or representatives will have or be subject to any liability or indemnification obligation to the Purchaser or to any other Person resulting from the distribution to the Purchaser, its Affiliates or representatives of, or the Purchaser’s use of, any information relating to the Business, including any information, documents or materials made available to the Purchaser or its Affiliates or their respective officers, directors, employees or representatives, whether orally or in writing, in certain “data rooms,” management presentations, functional “break-out” discussions, responses to questions submitted on behalf of the Purchaser or its Affiliates or in any other form in expectation of or in connection with the transactions contemplated by this Agreement, or any errors therein or omissions therefrom.
ARTICLE V

ADDITIONAL AGREEMENTS
Section 5.01    Conduct of Business Prior to the Closing.
(a)    The Seller covenants and agrees that except as described in Section 5.01(b) of the Disclosure Schedule, as may be necessary to comply with applicable Law or as contemplated or required by this Agreement, between the date of this Agreement and the Closing, the Seller (as it relates to the Business) shall, and shall cause the Company and the Subsidiaries to, (i) conduct its business in the ordinary course in all material respects and consistent with past practice, and (ii) use its commercially reasonable efforts to maintain and preserve intact in all material respects the current organization, business and franchise and to preserve the rights, franchises, relationships and goodwill of its employees, Customers, lenders, Suppliers, distributors, licensors, licensees, landlords, sublandlords, regulators and other Persons with whom the Company or any Subsidiary has significant business relationships.
(b)    Except as described in Section 5.01(b) of the Disclosure Schedule, as may be necessary to comply with applicable Law or as contemplated or required by this Agreement, the Seller covenants and agrees that, between the date of this Agreement and the Closing, without the prior written consent of the Purchaser (such consent not to be unreasonably withheld, delayed or conditioned), neither the Company nor any Subsidiary will:
(i)    (A) issue, transfer, pledge, encumber, grant, dispose of or sell any class or series of equity interests or other securities of the Company or the Subsidiaries (or any option, warrant or other right to acquire the same, including upon conversion, exchange or exercise), (B) redeem, repurchase or acquire any equity interests or other securities of the Company or the Subsidiaries, or any securities convertible into or exchangeable or exercisable for any such equity interests, (C) declare, make, reserve or pay any dividends or distributions with respect to any equity interests in the Company or any Subsidiary, other than dividends, distributions or redemptions for cash declared, made or paid by any Subsidiary to the Company,

(D) effect any recapitalization, reclassification, stock split, combination or similar change in the capitalization of the Company or any Subsidiary, or (E) otherwise amend in any respect the terms of any securities of the Company or any Subsidiary;
(ii)    incur or assume any Indebtedness in excess of $3,000,000 individually or $10,000,000 in the aggregate;
(iii)    amend or restate the Organizational Documents of the Company or any Subsidiary;
(iv)    waive, release, amend or otherwise modify in any material respect, or terminate, any Material Contract;
(v)    (A) grant or announce an increase in the salaries, bonuses, severance, termination, retention or change-in-control pay, or any equity or equity-based awards or other benefits payable to any current or former Business Employee, consultant or other service provider of the Company or any Subsidiary; (B) loan or advance any money or other property to any current or former Business Employee, consultant or other service provider of the Company or any Subsidiary; or (C) enter into, terminate or amend any employment or services agreement with any employee or individual independent contractor of the Company or any Subsidiary that provides for annual compensation in excess of $150,000, other than, in each case, (x) as required by Law, the terms of the applicable agreement or arrangement (as in effect as the date hereof and disclosed to the Purchaser), or any Benefit Plan or (y) ordinary salary increases in the ordinary course of business consistent with the past practices of Company or any Subsidiary with respect to Business Employees who are not officers and whose annual base salary is not in excess of $150,000;
(vi)    (A) terminate without “cause” any employee of the Company or any Subsidiary at the level of director or above or (B) hire or engage any employee or individual independent contractor of the Company or any Subsidiary, except for the hiring or engagement of non-officer employees or individual independent contractors whose annual base salary is not in excess of $150,000;
(vii)    effect a net increase in the number of employees and independent contractors of the Company and the Subsidiaries, taken as a whole (excluding the Hangar Installation Employees), since the date of the Agreement, by greater than ten (10) percent of the number of employees and independent contracts of the Company and the Subsidiaries as of the date of the Agreement;
(viii)    adopt, enter into, amend, terminate or extent any collective bargaining agreement (or enter into negotiations to do any of the following);
(ix)    establish, enter into, adopt or amend any plan, program, policy, agreement or arrangement that would be a Benefit Plan if it were in existence on the date of this Agreement, other than as contemplated by any Benefit Plan;

(x)    implement any employee layoffs or plant closing that could implicate WARN;
(xi)    change any method of accounting or accounting practice or policy used by the Company or any Subsidiary, other than such changes required by applicable Law or GAAP;
(xii)    settle or compromise any Action of the Company or any Subsidiary other than settlements entered into in the ordinary course of business or involving only cash payments of less than $100,000;
(xiii)    enter into any commitment for or effect capital expenditures of any of the Company or any Subsidiary in excess of $1,000,000 individually, or $5,000,000 in the aggregate;
(xiv)    enter into any commitment for or effect non-recurring expenditures of any of the Company or any Subsidiary in excess of $1,000,000 individually, or $5,000,000 in the aggregate;
(xv)    make, change or revoke any Tax election (except for the election described in Section 7.07(g) and any election made in accordance with past practice or as otherwise required by applicable Tax Law), settle or compromise any material Tax liability, enter into any closing agreement related to Tax, change any taxable period or any Tax accounting method, or amend any material Tax Returns, in each case to the extent any such change, revocation, settlement, agreement or other action would reasonably be expected to adversely affect Purchaser, the Company or any Subsidiary with respect to a taxable period (or portion thereof) beginning after the Closing Date;
(xvi)    other than the sale of inventory in the ordinary course of business, sell or otherwise dispose of any material assets shown or reflected on the Interim Financial Statements;
(xvii)    forgive or cancel any Indebtedness or claim of any material value to the Company or any Subsidiary or waive any right of the Company or any Subsidiary of any material value;
(xviii)    make any material change with respect to the Company or any of the Subsidiaries’ operations, including any material change in the types, nature or composition of such entity’s products or services, in its collection, supply or inventory practices, or in purchasing or maintaining its inventory, other than in the ordinary course of business;
(xix)    enter into any agreement, commitment or engagement with respect to a material transaction not in the ordinary course of business or enter into an agreement, commitment or engagement with any Affiliates, whether or not in the ordinary course of business;

(xx)    enter into any agreement, commitment or engagement for the supply of products, equipment, goods or services to the Company or the Subsidiaries involving payments by the Company or the Subsidiaries in excess of $500,000 in the aggregate for each agreement, commitment or engagement;
(xxi)    enter into any agreement, commitment or engagement for the purchase of the Company’s or the Subsidiaries’ products, equipment, goods or services involving payments to the Company or the Subsidiaries in excess of $5,000,000 in the aggregate or yielding gross profit of less than 45%, in each case for each agreement, commitment or engagement;
(xxii)    acquire by merger or consolidation with, or by purchase of a substantial portion of the assets of or equity interests in, or by any other manner, any business or any Person or any division thereof;
(xxiii)    adopt any plan of merger, consolidation, reorganization, liquidation or dissolution or file a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law; or
(xxiv)    agree to take any of the actions specified in Sections 5.01(b)(i)-(xxiii), except as contemplated or required by this Agreement.
Section 5.02    Access to Information; Cooperation.
(l)    From the date of this Agreement until the Closing, upon reasonable notice, the Seller shall cause the Company and each Subsidiary and each of their respective employees, representatives, accountants and counsel to (i) afford the Purchaser and its authorized representatives reasonable access to the offices, properties and books and records of the Company and the Subsidiaries, including the Company Insurance Policies, and (ii) furnish to the officers, employees and representatives of the Purchaser such additional financial and operating data (including in relation to payroll, employee benefits and information technology) and other information regarding the Business (or copies thereof) as the Purchaser may from time to time reasonably request; provided, however, that any such access or furnishing of information shall be conducted at the Purchaser’s expense, during normal business hours, under the supervision of personnel of the Seller, the Company or the Subsidiaries or any representatives of any of the foregoing, as applicable, and in such a manner as not to interfere with the normal operations of the Business; provided, further, that this Section 5.02 shall not require the Seller to create any information that does not already exist at the time of such request (other than to convert existing information from one medium to another). Notwithstanding anything to the contrary in this Agreement, the Seller shall not be required, nor shall the Seller be required to cause the Company or any Subsidiary, to provide any such access or to disclose any information to the Purchaser if such disclosure would, in the Seller’s reasonable discretion, (A) jeopardize any attorney-client or other legal privilege, (B) contravene any applicable Laws or binding agreement entered into prior to the date of this Agreement or (C) cause competitive harm to the Business if the transactions contemplated hereby were not consummated.

(m)    In order to facilitate the resolution of any claims made against or incurred by the Seller or any of its Affiliates relating to the Business, except for books and records relating to Tax matters as set forth in Section 7.05, for a period of seven years after the Closing, the Purchaser shall (i) retain the books and records relating to the Business, the Company and the Subsidiaries relating to periods prior to the Closing, and (ii) upon reasonable notice, afford the officers, employees, agents and representatives of the Seller reasonable access (including the right to make, at the Seller’s expense, photocopies), during normal business hours, to such books and records; provided that the Purchaser shall notify the Seller at least 30 days in advance of destroying any such books and records prior to the seventh anniversary of the Closing in order to provide the Seller the opportunity to take possession of such books and records, at the Seller’s sole cost and expense, in accordance with this Section 5.02(b); and provided, further, that the Seller and its Affiliates agree to maintain the confidentiality of such information.
(n)    In order to facilitate the resolution of any claims made against or incurred by the Purchaser or the Company or the Subsidiaries relating to the Business, except for books and records relating to Tax matters as set forth in Section 7.05, for a period of seven years after the Closing, the Seller shall, to the extent originals or copies thereof have not been delivered to Purchaser or the Company or are not in the possession of the Company or the Subsidiaries, (i) retain the books and records relating to the Business, the Company and the Subsidiaries relating to periods prior to the Closing, and (ii) upon reasonable notice, afford the officers, employees, agents and representatives of the Purchaser reasonable access (including the right to make, at the Purchaser’s expense, photocopies), during normal business hours, to such books and records; provided that the Seller shall notify the Purchaser at least 30 days in advance of destroying any such books and records prior to the seventh anniversary of the Closing in order to provide the Purchaser the opportunity to take possession of such books and records, at the Purchaser’s sole cost and expense, in accordance with this Section 5.02(c); and provided, further, that the Seller agrees to maintain the confidentiality of such information.
Section 5.03    Confidentiality.
(i)    The terms of the letter agreement, dated as of September 16, 2013 (the “Confidentiality Agreement”), between the Seller and the Purchaser (or its Affiliate), are hereby incorporated herein by reference and shall continue in full force and effect until the Closing and the confidentiality obligations contained in the Confidentiality Agreement (i) in respect of that portion of the Confidential Information (as defined in the Confidentiality Agreement) to the extent relating to the Seller or any of its Affiliates (from and after the Closing, other than the Company or any Subsidiary) shall survive the Closing and remain in full force and effect until their expiration in accordance with the terms of the Confidentiality Agreement and (ii) in respect of the portion of the Confidential Information relating to the Company and the Subsidiaries shall terminate. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement shall nonetheless continue in full force and effect in accordance with its terms.
(j)    Nothing provided to the Purchaser pursuant to Section 5.02(a) shall in any way amend or diminish the Purchaser’s obligations under the Confidentiality Agreement. The

Purchaser acknowledges and agrees that any Confidential Information provided to the Purchaser and its authorized representatives pursuant to Section 5.02(a) or otherwise by the Seller, the Company, the Subsidiaries or any officer, director, employee, agent, representative, accountant or counsel thereof shall be subject to the terms and conditions of the Confidentiality Agreement.
Section 5.04    Regulatory and Other Authorizations; Notices and Consents.
(a)    Each party hereto shall, and shall cause each of its respective Affiliates to, use its best efforts to (i) promptly obtain all authorizations, consents, orders and approvals of all Governmental Authorities that may be or become necessary for the performance of its obligations pursuant to this Agreement and the Transition Services Agreement and (ii) provide such other information to any Governmental Authority as such Governmental Authority may reasonably request in connection herewith. Each party hereto agrees to, and shall cause its respective Affiliates to, make promptly its respective filing, if necessary, pursuant to the HSR Act with respect to the transactions contemplated by this Agreement and to supply as promptly as practicable to the appropriate Governmental Authorities any additional information and documentary material that may be requested pursuant to the HSR Act. Each party hereto agrees to, and shall cause its respective Affiliates to, make as promptly as practicable its respective filings and notifications, if any, under any other applicable antitrust, competition, regulatory or trade regulation Law and to supply as promptly as practicable to the appropriate Governmental Authorities any additional information and documentary material that may be requested pursuant to the applicable antitrust, competition, regulatory or trade regulation Law. All fees or other payments required by applicable Law to be made to any Governmental Authority in order to obtain any such authorizations, consents, orders or approvals shall be equally borne by Purchaser and Seller.
(b)    Without limiting the generality of the Purchaser’s undertaking pursuant to Section 5.04(a), the Purchaser shall, and shall cause each of its Affiliates to, use its and their best efforts to avoid or eliminate each and every impediment under any antitrust, competition, regulatory or trade regulation Law that may be asserted by any antitrust or competition Governmental Authority so as to enable the parties hereto to consummate the transactions contemplated hereby as promptly as practicable, and in any event prior to the Termination Date, including proposing, negotiating, committing to and effecting, by consent decree, hold separate orders, or otherwise, the sale, divestiture or disposition of its assets, properties or businesses or of the assets, properties or businesses to be acquired by it pursuant hereto, and the entrance into such other arrangements, as are necessary or advisable in order to avoid the entry of, and the commencement of litigation seeking the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding, which would otherwise have the effect of materially delaying or preventing the consummation of the transactions contemplated by this Agreement. In addition, the Purchaser shall, and shall cause its Affiliates to, defend through litigation on the merits any claim asserted in court by any Governmental Authority in order to avoid entry of, or to have vacated or terminated, any decree, order or judgment (whether temporary, preliminary or permanent) that would prevent the Closing prior to the Termination Date.

(c)    Each party to this Agreement shall promptly notify the other party of any communication it or any of its Affiliates or any of their respective directors, officers, employees, agents, advisors or other representatives receives from any Governmental Authority relating to the matters that are the subject of this Agreement and permit the other party to review in advance any proposed communication by such party to any Governmental Authority. Neither of the parties to this Agreement shall agree to participate in any meeting with any Governmental Authority in respect of any filings, investigation (including any settlement of an investigation), or other inquiry unless it consults with the other party in advance and, to the extent permitted by such Governmental Authority, gives the other party the opportunity to attend and participate at such meeting. Each party hereto shall, and shall cause its Affiliates and its and their respective directors, officers, employees, agents, advisors or other representatives to, coordinate and cooperate fully with the other party hereto in exchanging such information and providing such assistance as the other party hereto may reasonably request in connection with the foregoing and in seeking early termination of any applicable waiting periods, including under the HSR Act. The parties to this Agreement shall, and shall cause their respective Affiliates and their respective directors, officers, employees, agents, advisors or other representatives to, provide each other with copies of all correspondence, filings or communications between them or any of their respective directors, officers, employees, agents, advisors or other representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, with respect to this Agreement and the transactions contemplated by this Agreement; provided, however, that materials may be redacted (i) to remove references concerning the valuation of the Company and the Subsidiaries; (ii) as necessary to comply with contractual arrangements or applicable Laws; and (iii) as necessary to address reasonable attorney-client or other privilege or confidentiality concerns.
(d)    The Purchaser shall not, and shall cause its Affiliates not to, enter into any transaction, or any agreement to effect any transaction (including any merger or acquisition) that would reasonably be expected to make it materially more difficult, or to materially increase the time required, to (i) obtain the expiration or termination of the waiting period under the HSR Act, or any other applicable antitrust, competition, regulatory or trade regulation Law, applicable to the transactions contemplated by this Agreement; (ii) avoid the entry of, the commencement of litigation seeking the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order that would materially delay or prevent the consummation of the transactions contemplated by this Agreement; or (iii) obtain all authorizations, consents, orders and approvals of Governmental Authorities necessary for the consummation of the transactions contemplated by this Agreement.
(e)    The Seller shall, or shall cause the Company and the Subsidiaries to, give such notices to third parties (other than Governmental Authorities) and use commercially reasonable efforts to obtain such third party consents as are necessary in connection with the transactions contemplated by this Agreement. The Purchaser shall, and shall cause its Affiliates to, reasonably cooperate and assist the Seller, the Company and the Subsidiaries, as applicable, in giving such notices and obtaining such consents. Notwithstanding anything herein to the contrary, in obtaining any waivers, consents or approvals with respect to the transactions contemplated by this Agreement, (i) neither party hereto shall, or shall permit any of its Affiliates to, agree to any amendment of any such instrument which materially changes the terms thereof or imposes any obligation or liability on another party hereto without the prior written consent of such other party, and (ii) except as otherwise expressly provided by this Agreement, neither party hereto shall be obligated to execute any guarantees or undertakings or otherwise incur or assume any expense or liability in obtaining any such consent, authorization or waiver.
(f)    Notwithstanding anything to the contrary set forth in this Section 5.04, in the event that any authorization, consent, order or approval of any Governmental Authority set forth on Section 3.04 of the Disclosure Schedule (other than any clearance under the HSR Act) required to be obtained in connection with the transactions contemplated hereby fails for any reason to be obtained within thirty (30) days after the date on which application therefor shall have been submitted to the relevant Government Authority, then the parties hereto shall consider and negotiate in good faith alternative methods by which to obtain, eliminate the need to obtain, or mitigate any delay in obtaining such authorization, consent, order or approval as promptly as reasonably practicable.
(g)    Notwithstanding the foregoing, nothing in this Section 5.04 shall require, or shall be construed to require, the Purchaser or any of its subsidiaries to sell, divest or dispose of any assets, properties or businesses, or to incur any liabilities, or to otherwise agree or consent to any undertakings to the extent that doing so would materially and adversely affect the Company and the Subsidiaries or the Purchaser and its subsidiaries.
Section 5.05    Non-Solicitation of Certain Persons. For a period of two (2) years from and after the date of this Agreement, the Seller shall not, and shall cause its subsidiaries not to, and shall use its commercially reasonable efforts to cause its and their respective Affiliates, directors, officers, employees, agents and representatives not to, directly or indirectly cause, solicit or induce (other than through a general solicitation, which may include advertising in publications or media of general circulation, including trade journals and similar media, in each case not directed at employees of the Company or any Subsidiary) any Business Employees to leave or terminate their employment; provided, however, that nothing in this Section 5.05 shall prevent the Seller or any of its Affiliates from soliciting (a) any employee whose employment has been terminated by the Company, any Subsidiary or the Purchaser or (b) after one (1) year from the termination date of employment, any employee whose employment has been terminated by such employee.
Section 5.06    Non-Competition Covenant.
(a)    From and after the Closing Date through the third anniversary thereof, unless acting in accordance with Purchaser’s prior written consent, the Seller shall not, and shall cause its controlled Affiliates not to (as a stockholder, partner, member, equity owner, lender, financing source, consultant, agent, officer, employee, director or person in a similar position, representative or otherwise) directly or indirectly own, engage in, manage, operate, join, control, finance or participate in the ownership, management, operation, control or financing of, any Restricted Activity or any business or enterprise that (in whole or in part) includes any Restricted Activity, in each case, anywhere in the world.

(b)    Notwithstanding anything to the contrary contained in the foregoing provisions of Section 5.06(a), Seller or its Affiliates may, directly or indirectly, (i) acquire a business conducting any Restricted Activity (a “Competing Business”) (whether by merger, purchase of assets, purchase of equity or otherwise) so long as such acquisition occurs as part of an acquisition of a target company (the “Target”) in which (A) the Competing Business comprises not more than fifteen (15) percent of the assets, revenues or operating profit of the Target, or (B) the Competing Business comprises less than fifty (50) percent of the assets, revenues or operating profit of the Target and the Seller or its Affiliates dispose all or a portion of the Competing Business within one (1) year of the acquisition thereof such that the Competing Business comprises not more than fifteen (15) percent of the assets, revenues or operating profit of the Target, or (ii) own or acquire up to fifteen (15) percent in the aggregate of the issued and outstanding equity securities of a business conducting any Restricted Activity.
(c)    Seller acknowledges that the Business is global in scope and the provisions of this Section 5.06 are reasonable and necessary to protect the legitimate interests of Purchaser as the purchaser of the Company and the Subsidiaries from and after the Closing. In the event that the provisions of this Section 5.06 should ever be deemed to exceed the time, geographic, product or any other limitations permitted by applicable Law, then such provisions shall be deemed reformed to provide for the restrictions applicable to the Seller as set forth in this Section 5.06 to be enforceable against the Seller to the maximum extent permitted by applicable Law.
Section 5.07    Transition Services Agreement. The Seller, on the one hand, and the Purchaser, on the other hand, shall each enter, or cause its applicable Affiliate to enter, into a transition services agreement, substantially in the form attached hereto as Exhibit 5.07 (the “Transition Services Agreement”).
Section 5.08    Indebtedness and Intercompany Accounts. The Seller shall take, and shall cause the Company and the Subsidiaries to take, all actions necessary so that, on the Closing Date, (i) all Indebtedness of the Company and the Subsidiaries outstanding as of the Closing Date has been paid or otherwise discharged in full, (ii) there shall be no intercompany obligations owed by the Seller or any of its Affiliates (other than the Company and the Subsidiaries) to the Company or any Subsidiary and (iii) there shall be no intercompany obligations owed by the Company or any Subsidiary to the Seller or any of its Affiliates (other than the Company and the Subsidiaries), in each case other than any amounts payable or obligations under the Transaction Documents or the other documents, agreements or instruments set forth on Section 5.08 of the Disclosure Schedule.
Section 5.09    Insurance. From and after the Closing Date, the Company and the Subsidiaries shall cease to be insured by the Seller’s or its Affiliates’ insurance policies or by any of their self-insured programs (collectively, the “Seller Insurance Policies”) and neither the Company nor any Subsidiary shall be permitted to make any claim under any of the Seller Insurance Policies for any reason whatsoever. Notwithstanding the foregoing, from and after the Closing, the Seller shall use its reasonable best efforts to assist the Purchaser in recovering any Pre-Closing Insured Liabilities, to the extent (a) the period for making a valid claim with respect thereto under the applicable Seller Insurance Policies has not expired and (b) permissible under the terms of such policy.
Section 5.10    Privileged Matters.
(d)    The parties hereto acknowledge and agree that the Company’s and each Subsidiary’s attorney-client privilege, attorney work-product protection and expectation of client confidence involving any proposed sale of the Company and each Subsidiary or any other transaction contemplated by this Agreement or the other Transaction Documents (but not general business matters of the Company or any Subsidiary, to the extent they are governed by Section 5.10(b)), and all information and documents covered by such privilege, protection or expectation shall be retained and controlled by the Seller, and may be waived only by the Seller. The Purchaser and the Seller acknowledge and agree that (i) the foregoing attorney-client privilege, work product protection and expectation of client confidence shall not be controlled, owned, used, waived or claimed by the Purchaser or by the Company or any Subsidiary upon consummation of the Closing; and (ii) in the event of a dispute between the Purchaser or the Company and a third party or any other circumstance in which a third party requests or demands that the Company or any Subsidiary produce privileged materials of the Seller, the Purchaser shall cause the Company and such Subsidiary to assert such attorney-client privilege on behalf of the Seller to prevent disclosure of privileged materials to such third party.
(e)    The parties hereto acknowledge and agree that the attorney-client privilege, attorney work product protection and expectation of client confidence involving general business matters of the Company or the Subsidiaries and arising prior to the Closing for the benefit of both the Seller and the Company or the Subsidiaries shall be subject to a joint privilege and protection between the Seller, on the one hand, and the Company or the Subsidiaries, on the other hand, and the Seller and the Company or the Subsidiaries shall have equal right to assert all such joint privilege and protection and no such joint privilege or protection may be waived by (i) the Seller without the prior written consent of the Company; or (ii) by the Company or any Subsidiary without the prior written consent of the Seller; provided, however, that any such privileged or protected information, whether arising before or after the Closing Date, with respect to any matter for which a party hereto has an indemnification obligation hereunder, shall be subject to the sole control of such party, which shall be solely entitled to control the assertion or waiver of the privilege or protection, whether or not such information is in the possession of or under the control of such party. Notwithstanding the foregoing, the parties hereto acknowledge and agree that Shearman & Sterling LLP and in house counsel of the Seller represented only the Seller and not the Company or any Subsidiary and that any advice given by or communications with Shearman & Sterling LLP or in house counsel of the Seller shall not be subject to any joint privilege and shall be owned solely by the Seller.
Section 5.11    Further Action.
(e)    In addition to the specific obligations of the parties set forth in this Agreement, the parties hereto shall use their respective reasonable best efforts to take, or cause to be taken, all appropriate action, to do or cause to be done all things necessary, proper or advisable under applicable Law, and to execute and deliver such documents and other papers, as may be reasonably required to carry out the provisions of this Agreement and consummate and make effective the transactions contemplated by this Agreement.
(f)    From time to time after the Closing, without additional consideration, each party hereto will (or, if appropriate, cause its Affiliates to) execute and deliver such further instruments and take such other action as may be necessary or reasonably requested by the other party to make effective the transactions contemplated by the Transaction Documents. Without limiting the foregoing, upon reasonable request of the Purchaser, the Seller shall, and shall cause its Affiliates to, execute, acknowledge and deliver all such further assurances, deeds, assignments, consequences, powers of attorney and other instruments and papers as may be required to sell, transfer, assign, convey and deliver to the Purchaser all right, title and interest in and to the Membership Interests.
Section 5.12    ViaSat Assignment. Prior to the Closing, (a) without the prior written consent of the Purchaser, the Seller shall not, and shall cause the Company not to, terminate, amend or modify in any respect the ViaSat Assignment Agreement or agree or commit to do the same, and (b) without the prior written consent of the Purchaser (such consent not to be unreasonably withheld, delayed or conditioned), the Company shall not, and the Seller shall cause the Company not to, consent or agree to any guarantee or assurance described in Section 3.1(b) of the ViaSat Assignment Agreement or agree or commit to the same.
ARTICLE VI

EMPLOYEE MATTERS
Section 6.01    Employee Benefits. Prior to Closing, Seller shall cause the employment of each Business Employee set forth on Section 6.01 of the Disclosure Schedule to be transferred to Seller or one of Seller’s Affiliates (other than the Company or one of the Subsidiaries). As of the Closing, except as otherwise provided under this Article VI, each Business Employee shall cease to be covered under any Benefit Plans that are sponsored by the Seller and, as of the Closing, the Business Employees who continue to be employed by the Company or any Subsidiary following the closing (each, a “Continuing Employee”) shall be eligible to participate in plans that are maintained, sponsored or contributed to by the Purchaser or one of its Affiliates that are provided to Continuing Employees. Except as otherwise expressly provided in this Article VI, following the Closing, Seller shall remain responsible for all claims and Liabilities incurred under the Benefit Plans prior to the Closing. Seller agrees that any Continuing Employee who (a) as of the Closing is receiving or entitled to receive short-term disability benefits and who subsequently becomes eligible to receive long-term disability benefits or (b) as of the Closing is receiving or entitled to receive long-term disability benefits, shall become eligible or continue to be eligible, as applicable, to receive long-term disability benefits under a Benefit Plan that is sponsored or maintained by Seller and is a long-term disability plan unless and until such Continuing Employee is no longer disabled (subject to the terms of the applicable plan), whereupon provided such date is within six (6) months following the Closing Date, he or she shall return to employment with the Purchaser or its Affiliates. As of the Closing and for a period of at least twelve (12) months thereafter (or such shorter period in the event of a termination of employment), the Purchaser shall (or shall cause an Affiliate to)

provide to the Continuing Employees coverage under employee benefit plans, programs and arrangements that otherwise provide a level of benefits that are substantially comparable in the aggregate to those provided to the Continuing Employees under the employee benefit plans, programs and arrangements of the Seller, the Company, and the Subsidiaries immediately prior to the Closing (excluding equity-based incentive compensation, defined benefit retirement plans, flight benefits (e.g., flights on a standby basis) and deferred compensation arrangements); provided, however, that changes may be made to such employee benefit plans, programs and arrangements to the extent necessary to comply with applicable Law. Each Continuing Employee shall receive credit for service with the Company and the Subsidiaries (A) under the Purchaser’s employee benefit plans, programs and arrangements for all purposes, including for purposes of eligibility and vesting but not benefit accrual to the same extent that such service was recognized as of the Closing under a comparable Benefit Plan in which the Continuing Employee participated; provided, however, that in no event shall such credit result in the duplication of benefits or the funding thereof, and (B) under any of the Purchaser’s severance, vacation and sick leave plans, policies or arrangements for purposes of benefit accrual and benefit calculation. With respect to any welfare plan in which Continuing Employees are eligible to participate after the Closing, the Purchaser shall, or if not legally required, shall use commercially reasonable efforts to (x) waive all limitations as to preexisting conditions and exclusions with respect to participation and coverage requirements applicable to such Continuing Employees to the extent such conditions and exclusions were satisfied or did not apply to such Continuing Employees under the welfare plans maintained by the Seller, the Company, or the Subsidiaries prior to the Closing and (y) provide each Continuing Employee with credit for any co-payments and deductibles paid prior to the Closing for the plan year in which the Closing Date occurs in satisfying any analogous deductible or out-of-pocket requirements to the extent applicable under any such plan.
Section 6.02    Defined Contribution Plan. Effective as of the Closing, the Continuing Employees shall no longer participate in the defined contribution plan of the Seller and its Affiliates and the account balances of the Continuing Employees who participate in such plan shall be fully vested and funded as of the Closing Date. Subject to the terms and conditions of the defined contribution plan maintained by the Purchaser or its Affiliate for the benefit of the Continuing Employees (the “Purchaser 401(k) Plan”), to the extent reasonably determined by the Purchaser and the Seller to be administratively practicable, effective on and after the Closing, the Purchaser or its Affiliate shall cause the Purchaser 401(k) Plan to accept “eligible rollover contributions” (within the meaning of Section 401(a)(31) of the Code) of all or a portion of the account balances of the Continuing Employees if the Continuing Employees so elect and shall allow any such Continuing Employees’ outstanding loans to be rolled over into the Purchaser 401(k) Plan. In view of the complexity regarding the transfer of outstanding plan loans, the parties agree to cooperate in good faith to carry out the intent of this Section 6.02.
Section 6.03    Flexible Spending Accounts. As of the Closing, the Purchaser shall make available a flexible spending account plan under a cafeteria plan qualifying under Section 125 of the Code (the “Purchaser Flex Plan”) for the benefit of each Continuing Employee who participates in a flexible spending account plan sponsored by any of the Seller or its Affiliates (the “Seller Flex Plan”) immediately prior to the Closing. To the extent reasonably determined by the Purchaser and the Seller to be administratively practicable, (i) the Purchaser agrees to cause the Purchaser Flex Plan to accept a spin-off of the flexible spending account balances from the Seller Flex Plan and to honor and continue through the end of the calendar year in which the Closing occurs the elections made by each Continuing Employee under the Seller Flex Plan for the calendar year in which the Closing occurs in respect of the flexible spending accounts that are in effect immediately prior to the Closing, and (ii) the Seller shall transfer to the Purchaser the aggregate amount of the flexible spending account balances of the Continuing Employees (if any), such amount to be determined after subtracting the aggregate amount of the negative flexible spending account balances attributable to the Continuing Employees. On and after the Closing Date, the Purchaser shall assume and be solely responsible for all claims by Continuing Employees under the Seller Flex Plan, whether incurred prior to, on, or after the Closing, that have not been paid in full as of the Closing. In view of the complexity regarding the transfer of cafeteria plan account balances, the parties agree to cooperate in good faith to carry out the intent of this Section 6.03.
Section 6.04    Paid Time Off. The Purchaser shall honor and assume all Liabilities for all paid time off accrued for the benefit of each Continuing Employee as of the Closing, the approximate aggregate amount of which, as of February 28, 2014 for salaried Continuing Employees and March 1, 2014 for hourly-paid Continuing Employees, is set forth in Section 6.04 of the Disclosure Schedule. Commencing as of the Closing, the Purchaser shall provide the Continuing Employees with paid time off under the policies applicable to other comparably situated employees of the Purchaser and its Affiliates and shall grant past service credit for purposes of determining paid time off entitlement.
Section 6.05    Severance and Incentive Arrangements.
(d)    For a period of twelve (12) months following the Closing Date, the Purchaser shall be obligated to pay all amounts that become due and payable under the Severance Plan to any Continuing Employee who, following the Closing Date, becomes eligible to receive payments and other benefits under the terms of the Severance Plan.
(e)    The Seller shall retain the obligation to pay all amounts promised by the Seller or its Affiliates under the LiveTV LLC Management Incentive Plan that may become due to the Continuing Employees set forth on Section 6.05(b) of the Disclosure Schedule, whether due prior to, on or after the Closing, which are in an amount up to the amounts set forth on Section 6.05(b) of the Disclosure Schedule.
(f)    The Seller shall reimburse Purchaser an amount equal to the product of (x) the amounts paid under the LiveTV Bonus Compensation Plan with respect to the 2014 calendar year multiplied by (y) a fraction, the numerator of which is equal to the number of days in the period beginning on January 1, 2014 and ending on the Closing Date and the denominator of which is equal to 365; provided, however, that Seller's obligation to reimburse Purchaser shall be limited to the bonus amounts, determined in good faith, that would have been paid for the period beginning on January 1, 2014 and continuing through the Closing Date based on the performance metrics and bonus opportunity amounts in effect as of the Closing Date for each Continuing Employee. Seller shall reimburse Purchaser for such amounts calculated in accordance with this Section 6.05(c) no later than 60 days following the presentation of evidence reasonably satisfactory to the Seller of the amounts paid by Purchaser in respect of the 2014 bonus payments for which Seller is obligated to reimburse Purchaser under this Section 6.05(c).
(g)    Subject to the immediately following sentence, the Seller shall retain the obligation to provide payments and benefits, and to make such payments and provide such benefits that may become due and payable under the agreements set forth on Section 6.05(d) of the Disclosure Schedule (each such agreement, a “Change in Control Agreement”) and the Purchaser shall have no obligation therefor. The Purchaser shall honor the obligation to provide severance payments in accordance with paragraph 2 of the Change in Control Agreements (including the cost of any related benefits) as a result of the termination of employment following the Closing Date of any Continuing Employee who is a party to a Change in Control Agreement.
(h)    The Seller shall retain the obligation to make all payments that may become due and payable under the agreements set forth in Section 6.05(e) of the Disclosure Schedule to Continuing Employees whose employment continues with the Purchaser following the Closing Date and the Purchaser shall have no obligation therefor. The Seller shall reimburse the Purchaser for all payments under the agreements set forth in Section 6.05(e) of the Disclosure Schedule to Continuing Employees whose employment continues with the Purchaser following the Closing Date, if any, that are paid by the Purchaser within 60 days following the presentation of evidence reasonably satisfactory to the Seller that the Purchaser has made any such payments.
(i)    The Seller shall provide standby flight benefits on JetBlue Airways operated flights, at the existing level of priority, to each Continuing Employee until December 31, 2014, subject to the terms and conditions of Seller’s policy applicable to the Continuing Employees then in effect.
(j)    Effective as of the Closing, the Seller shall, consistent with the terms of each applicable plan or arrangement, take any actions necessary to ensure that all outstanding equity awards granted under the Seller’s equity compensation plans (including pursuant to offer letters or other agreements) and held by Continuing Employees that are unvested as of immediately prior to the Closing Date, including any stock options, stock appreciation rights, restricted shares or restricted share units, shall be fully vested as of the Closing Date and that any restrictions thereon lapse as of the Closing Date. The Seller shall be solely responsible for the employer portion of any payroll Taxes that are imposed in connection with any equity awards granted under the Seller’s equity compensation plans and held by Continuing Employees (including on the grant, exercise, and/or vesting) and to the extent the Purchaser or the Company is legally obligated to bear such Taxes in the first instance, the Seller shall pay and reimburse the Purchaser or its Affiliate therefor as soon as reasonably practicable following Seller’s receipt of such information reasonably necessary to evidence the amount (if any) owing to Purchaser or any of its Affiliates in respect of such Taxes. To the extent the Seller determines that the Purchaser or the Company has any legal obligation to pay (or withhold) any Taxes with respect to any grant, exercise, and/or vesting of any equity award, the Seller shall timely inform the Purchaser and the Company of the amount and timing of such obligations.

Section 6.06    Employee Communications. Prior to making any written or oral communications to the Business Employees pertaining to compensation or benefit matters that are affected by the transactions contemplated by this Agreement, the Seller or the Purchaser, as the case may be, shall provide the other party with a copy of the intended communication and such other party shall have a reasonable period of time to review and comment on the communication. The parties agree to cooperate in good faith to carry out the intent of this Section 6.06.
Section 6.07    No Amendment; No Third Party Beneficiaries. Nothing contained in this Article VI, express or implied, is intended to constitute an amendment to or any other modification of any Benefit Plan or employee benefit plan, program or arrangement of any party hereto. Further, this Article VI shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Article VI, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Article VI. Nothing herein shall be construed as to confer upon any Continuing Employee any right to continued employment for any period or to prevent the Purchaser or any of its Affiliates from terminating the employment of any Continuing Employee at any time after the Closing Date for any reason or no reason.
ARTICLE VII

TAX MATTERS
Section 7.01    Tax Indemnities.
(k)    The Seller shall indemnify and hold the Purchaser and its Affiliates harmless against any and all Excluded Taxes. The Company shall be responsible for and pay, and indemnify and hold the Seller and its Affiliates harmless against, all Taxes relating to the Company or the Subsidiaries or the Business other than Excluded Taxes.
(l)    For purposes of this Section 7.01, in the case of income Taxes, sales Taxes, employment Taxes and other Taxes that are readily apportionable based on an actual or deemed closing of the books that are payable with respect to a taxable period that begins on or before the Closing Date and ends after the Closing Date, the portion of any such Tax that is allocable to the portion of the period ending on the Closing Date shall be deemed to be equal to the amount that would be payable if the taxable year ended on the Closing Date. In the case of all other Taxes that are payable with respect to a taxable period that begins on or before the Closing Date and ends after the Closing Date, the portion of any such Tax that is allocable to the portion of the period ending on the Closing Date shall be equal to the amount of such Tax for the entire period multiplied by a fraction, the numerator of which is the number of days in the portion of the period ending on the Closing Date and the denominator of which is the number of days in the entire period.
(m)    Payment by the indemnifying party of any amount due under this Section 7.01 shall be made within 10 Business Days following written notice by the indemnified party that payment of such amounts to the appropriate Governmental Authority is due; provided that the Purchaser shall comply with its obligation to promptly notify the Seller under Section 7.03(a); and provided, further, that the indemnifying party shall not be required to make any payment earlier than five (5) days before it is due to the appropriate Governmental Authority. Notwithstanding anything to the contrary herein, if the Seller receives an assessment or other notice of Taxes due with respect to the Company or any Subsidiary for any taxable period (or portion of any taxable period) ending on or before the Closing Date for which the Seller is not wholly responsible pursuant to paragraph (a) of this Section 7.01, then the Company or any Subsidiary shall pay such Taxes, or if the Seller pays such Taxes, then the Purchaser or the Company or any Subsidiary shall pay to the Seller the amount of such Taxes for which the Seller is not responsible within five days following such payment. In the case of a Tax that is contested in accordance with the provisions of Section 7.03, payment of the Tax to the appropriate Governmental Authority will be considered to be due no earlier than the three Business Days after the date a final determination to such effect is made by the appropriate Governmental Authority or court.
Section 7.02    Tax Refunds and Tax Benefits. Any Tax refund or credit or similar benefit (including any interest paid or credited with respect thereto) relating to taxable periods (or portions of a taxable period) ending on or before the Closing Date, other than any Tax refund or credit reflected in the Closing Working Capital, shall be the property of the Seller, and if received by the Purchaser or the Company or any Subsidiary, shall be paid to the Seller within 10 Business Days of such receipt net of any Tax or other reasonable out of pocket cost directly attributable to the receipt of such Tax refund or credit or similar benefit but including any Tax benefit available to the Purchaser, the Company or any Subsidiary that is directly attributable to the accrual, incurrence or payment of any Tax refund or credit or similar benefit to the Seller. The Purchaser shall, if the Seller requests and at the Seller’s expense, cause the relevant Company, any Subsidiary or other relevant entity to file for and use its reasonable best efforts to obtain and expedite the receipt of any refund or credit or similar benefits to which the Seller is entitled under this Section 7.02. The Purchaser shall permit the Seller to participate in (at the Seller’s sole cost and expense) the prosecution of any such refund claim.
Section 7.03    Contests.
(a)    After the Closing, the Purchaser shall promptly notify the Seller in writing of any written proposed assessment, or any commencement of any Tax audit or administrative or judicial proceeding, or of any written demand or claim on the Purchaser, any of its Affiliates, the Company or any Subsidiary which, if determined adversely to the taxpayer or after the lapse of time, could be grounds for indemnification by the Seller under Section 7.01. Such notice shall contain factual information (to the extent known to the Purchaser, any of its Affiliates, the Company or any Subsidiary) describing the asserted Tax liability in reasonable detail and shall include copies of any notice or other document received from any taxing authority in respect of any such asserted Tax liability. If the Purchaser fails to provide the Seller such prompt notice, such failure shall not release the Seller from any of its obligations to indemnify for any Loss arising out of such asserted Tax liability, except to the extent that due to such failure the Seller was actually prejudiced.

(b)    In the case of a Tax audit or administrative or judicial proceeding (a “Contest”) that relates solely to Excluded Taxes, the Seller shall have the sole right, at its expense, to control the conduct of such Contest and to settle or compromise any asserted Tax liability in its sole and absolute discretion; provided that if such settlement or compromise results in a material detriment to the Purchaser, the Company, any Subsidiary or their Affiliates in a taxable period or periods following the Closing Date, the Seller shall not settle or compromise any asserted Tax liability without the prior written consent of the Purchaser; provided, however, that consent shall not be unreasonably withheld, delayed or conditioned; and provided, further, that if consent is withheld by the Purchaser, the Purchaser or the Company shall bear, and promptly reimburse the Seller and its Affiliates for, any and all expenses incurred by the Seller and its Affiliates in connection with such Contest after such consent is withheld.
(c)    With respect to Straddle Periods, the Seller and the Purchaser shall jointly control any Contest involving any asserted Tax liability. Neither party may settle or compromise any asserted Tax liability with respect to Straddle Periods without prior written consent of the other party; provided, however, that consent to settlement or compromise shall not be unreasonably withheld, delayed or conditioned.
(d)    The Purchaser and the Seller agree to cooperate, and the Purchaser agrees to cause the Company and the Subsidiaries to cooperate, in the defense against or compromise of any claim in any Contest.
Section 7.04    Preparation of Tax Returns.
(k)    From and after the Closing, the Seller shall prepare (or cause to be prepared) and timely file all Tax Returns relating to income Taxes (including franchise Taxes that are in lieu of income Taxes) of the Company and the Subsidiaries for taxable periods ending on or before the Closing Date. Solely as it relates to the Business, such Tax Returns shall be prepared on a basis consistent with past practice (except as otherwise required by Law), and the Seller shall timely and duly remit or cause to be timely and duly remitted any Taxes shown as due in respect of such Tax Returns.
(l)    From and after the Closing, the Purchaser shall prepare and file (or cause to be prepared and filed) all Tax Returns that relate to the Company or any Subsidiary other than those Tax Returns for which the Seller is responsible under paragraph (a) of this Section 7.04, it being understood that all Taxes shown as due and payable on such Tax Returns shall be the responsibility of the Purchaser, except for such Taxes which are the responsibility of the Seller pursuant to Section 7.01, which the Seller shall pay in accordance with this Article VII. Any such Tax Return involving a Straddle Period shall be prepared on a basis consistent with those prepared for prior taxable periods unless a different treatment of any item is required by an intervening change in Law. With respect to any Tax Return required to be filed with respect to the Company or any Subsidiary after the Closing Date and as to which Taxes are allocable to the Seller under Section 7.01(b) hereof, the Purchaser shall provide the Seller with a copy of such Tax Return and a statement (with which the Purchaser will make available supporting schedules and information) certifying the amount of Tax shown on such Tax Return that is allocable to the Seller pursuant to Section 7.01(b) at least 30 Business Days prior to the due date (including any extension thereof) for filing of such Tax Return, the Seller shall have the right to review and comment on such Tax Return and statement prior to the filing of such Tax Return, and the Purchaser shall incorporate any reasonable comments of the Seller in such Tax Return to the extent they relate to Tax allocable to the Seller pursuant to Section 7.01(b). The Seller and the Purchaser agree to consult and to attempt in good faith to resolve any issues arising as a result of the review of such Tax Return and statement by the Seller.
(m)    If the Seller fails to propose any changes to any Tax Return referred to in Section 7.04(b) within 15 Business Days of the receipt thereof, such failure shall be deemed to be an indication of its approval thereof. If a dispute arises following such review and such dispute is not resolved by the Purchaser and the Seller within 5 Business Days, such dispute shall be referred to the Accounting Firm, which shall submit its final determination within 10 days and such determination shall be final, binding and conclusive on the parties. Any and all costs incurred in connection with such retention of the Accounting Firm shall be equally borne by the Purchaser and the Seller.
(n)    Notwithstanding anything to the contrary herein, neither the Purchaser nor any Affiliate of the Purchaser shall amend, refile or otherwise modify, or cause or permit the Company or any Subsidiary to amend, refile or otherwise modify, any Tax election or Tax Return with respect to any taxable period (or portion of any taxable period), ending on or before the Closing Date without the prior written consent of the Seller, which consent shall not be unreasonably withheld, delayed or conditioned.
Section 7.05    Tax Cooperation and Exchange of Information. The Seller and the Purchaser shall provide each other with such cooperation and information as either of them reasonably may request of the other (and the Purchaser shall cause the Company and the Subsidiaries to provide such cooperation and information) in filing any Tax Return, amended Tax Return or claim for refund, determining a liability for Taxes or a right to a refund of Taxes or participating in or conducting any audit or other proceeding in respect of Taxes. For the avoidance of doubt, such cooperation shall include, without limitation, executing or signing any document related to Tax, including any Tax Return, or granting power of attorney to the other party to execute or sign any such document. Such cooperation and information also shall include providing copies of relevant Tax Returns or portions thereof, together with related work papers and documents relating to rulings or other determinations by taxing authorities; provided, however, in no event shall Seller or its Affiliates be required to provide the Purchaser, the Company or any Subsidiary with access to or copies of the Seller’s or its Affiliates’ Tax Returns, related work papers or other documents other than portions thereof solely relating to the Business. The Seller and the Purchaser shall make themselves (and their respective employees) reasonably available on a mutually convenient basis to provide explanations of any documents or information provided under this Section 7.05. Notwithstanding anything to the contrary in Section 5.02, each of the Seller and the Purchaser shall retain all Tax Returns of the Company and the Subsidiaries, and work papers in its possession (or in the possession of its Affiliates) relating to such Tax Returns for any taxable period that includes the Closing Date and for all prior taxable periods until the later of (a) the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions or

(b) six years following the due date (without extension) for such Tax Returns. After such time, before the Seller or the Purchaser shall dispose of any such Tax Returns and other documents in its possession (or in the possession of its Affiliates), the other party shall be given an opportunity, after 90 days prior written notice, to remove and retain all or any part of such Tax Returns and other documents as such other party may select (at such other party’s expense); provided that the Purchaser shall have no right to Tax Returns and related work papers of the Seller or of any of its Affiliates other than those pertaining to the Company or any Subsidiary. Any information obtained under this Section 7.05 shall be kept confidential, except as may be otherwise necessary in connection with the filing of Tax Returns or claims for refund or in conducting an audit or other proceeding.
Section 7.06    Conveyance Taxes. The Purchaser and Seller shall each be liable for and agree to pay 50% of any and all Conveyance Taxes that may be imposed upon, or payable or collectible or incurred in connection with this Agreement and the transactions contemplated hereby. The Purchaser and the Seller agree to cooperate in the execution and delivery of all instruments and certificates necessary to qualify for an exemption from, or a reduction or refund of, any Conveyance Tax or to enable the Purchaser to comply with any filing requirements with respect to Conveyance Taxes.
Section 7.07    Miscellaneous.
(k)    For Tax purposes, the parties agree to treat all payments made under this Article VII, under Section 2.03, under any other indemnity provisions contained in this Agreement, and for any breaches of representations, warranties, covenants or agreements, as adjustments to the Purchase Price.
(l)    Notwithstanding any provision in this Agreement to the contrary, this Article VII shall be the sole provision governing indemnities for Taxes under this Agreement. For the avoidance of doubt, the limits on indemnification contained in Section 9.04 shall not apply in respect of Taxes.
(m)    For purposes of this Article VII, all references to the Purchaser, the Seller, Affiliates, the Company and any Subsidiary include successors.
(n)    Notwithstanding any provision in this Agreement to the contrary, the covenants and agreements of the parties hereto contained in this Article VII shall survive the Closing and shall remain in full force until 90 days after the expiration of the applicable statutes of limitations for the Taxes in question (taking into account any extensions or waivers thereof).
(o)    Any intercompany Tax sharing agreement or arrangement between the Seller or any of its Affiliates (other than the Company and the Subsidiaries), on the one hand, and any of the Company and the Subsidiaries, on the other hand, shall have been terminated, and all payments thereunder settled, immediately prior to the Closing with no payments permitted to be made thereunder on and after the date of the Closing.

(p)    Neither party hereto shall have any liability under any provision of this Article VII for any punitive, incidental, consequential, special or indirect damages, including loss of future revenue or income, or loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement.
(q)    The Purchaser and the Seller agree that the Seller shall elect under Treasury Regulation section 1.1502-36(d)(6) to reattribute all of the net operating loss carryovers of LiveTV International to Seller by filing a statement titled “Section 1.1502-36 Statement” with the Seller’s timely filed consolidated U.S. federal income tax return for the taxable year of the Closing.
ARTICLE VIII

CONDITIONS TO CLOSING
Section 8.01    Conditions to Obligations of the Seller. The obligations of the Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or written waiver, at or prior to the Closing, of each of the following conditions:
(h)    Representations and Warranties. The representations and warranties of the Purchaser contained in this Agreement (i) that are not qualified by a “materiality” qualification shall be true and correct in all material respects as though such representations and warranties had been made on and as of the Closing Date; and (ii) that are qualified by a “materiality” qualification shall be true and correct in all respects as so qualified as though such representations and warranties had been made on and as of the Closing Date (except to the extent such representations and warranties are, by their terms, made as of a specific date, in which case such representations and warranties shall be true and correct in the manner set forth in the foregoing clauses (i) or (ii), as applicable, as of such date);
(i)    Covenants. The covenants and agreements contained in this Agreement to be complied with or performed by the Purchaser on or before the Closing shall have been so complied with or performed in all material respects; and
(j)    Closing Deliveries. The Seller shall have received each of the items listed in Section 2.06.
Section 8.02    Conditions to Obligations of the Purchaser. The obligations of the Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or written waiver, at or prior to the Closing, of each of the following conditions (provided that the Purchaser may not waive the condition set forth in Section 8.02(e)(ii) at any time prior to the 90th day following the date hereof, and the Seller shall have the right to waive (on behalf of the Purchaser) the condition set forth in Section 8.02(e)(ii) at any time after the 120th day following the date hereof):
(e)    Representations and Warranties. The representations and warranties of the Seller contained in this Agreement (i) that are Fundamental Representations or set forth in

Section 3.04(b) shall be true and correct in all respects as though such representations and warranties had been made on and as of the Closing Date; (ii) that are not Fundamental Representations or set forth in Section 3.04(b) and are qualified by a “Material Adverse Effect” qualification shall be true and correct in all respects as so qualified as though such representations and warranties had been made on and as of the Closing Date; and (iii) that are not Fundamental Representations or set forth in Section 3.04(b) and are not qualified by a “Material Adverse Effect” qualification shall be true and correct (without giving effect to any “materiality” qualification included therein) as though such representations and warranties had been made on and as of the Closing Date, except for such failures to be true and correct as would not have, individually or in the aggregate, a Material Adverse Effect (except, to the extent such representations and warranties are, by their terms, made as of a specific date, in which case such representations and warranties shall be true and correct in the manner set forth in the foregoing clauses (i), (ii) or (iii), as applicable, as of such date);
(f)    Covenants. The covenants and agreements contained in this Agreement to be complied with or performed by the Seller or its Affiliates at or before the Closing shall have been so complied with or performed in all material respects;
(g)    Commercial Agreements. Neither the JetBlue/LiveTV Connectivity Agreement nor the JetBlue/LiveTV Entertainment System Agreement shall have been amended, modified or terminated without the prior written consent of the Purchaser, and each of the JetBlue/LiveTV Connectivity Agreement and JetBlue/LiveTV Entertainment System Agreement shall be in full force and effect such that they will remain in effect through the Closing;
(h)    Third Party Matters. The Company shall have obtained all consents approvals and waivers, and timely provided all notices, set forth on Schedule 8.02(c) attached hereto with respect to the transactions contemplated by the Transaction Documents; and
(i)    Closing Deliveries. The Purchaser shall have received each of the items listed in (i) Section 2.05 and (ii) Schedule 8.02(e)(ii).
Section 8.03    Conditions to Obligations of Each Party. The respective obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or written waiver, at or prior to the Closing, of each of the following conditions:
(o)    Governmental Approvals. Any waiting period (and any extension thereof) under the HSR Act applicable to the purchase of the Membership Interests contemplated by this Agreement shall have expired or shall have been terminated; and the approvals of the Governmental Authorities listed in Section 3.04 of the Disclosure Schedule shall have been obtained by a Final Order;
(p)    No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Governmental Order (whether temporary, preliminary or permanent) that has the effect of making the transactions contemplated by this

Agreement illegal or otherwise restraining or prohibiting the consummation of such transactions; and
(q)    No Action. No Action by a Governmental Authority shall be pending against the Seller, the Company or any Subsidiary, or against the Purchaser, seeking to restrain or prohibit the consummation of transactions contemplated by this Agreement or the other Transaction Documents.
ARTICLE IX

INDEMNIFICATION
Section 9.01    Survival of Representations, Warranties, Covenants and Agreements. The representations and warranties, covenants and agreements of the parties hereto contained in this Agreement (other than those set forth in Section 3.18 (Taxes), which shall not survive the Closing), shall survive the Closing and expire on the first anniversary of the Closing Date, except that (a) the representations and warranties set forth in Section 3.11 (Intellectual Property) shall expire on the date that is twenty-one months following the Closing Date, (b) the representations and warranties set forth in Section 3.14 (Environmental Matters) shall expire on the second anniversary of the Closing Date, (c) the representations and warranties set forth in Section 3.01 (Organization, Authority and Qualification of the Seller), Section 3.02 (Organization, Authority and Qualification of the Company), Section 3.03 (Capitalization; Ownership of Membership Interests), Section 3.19 (Brokers), Section 4.01 (Organization, Authority and Qualification of the Purchaser) and Section 4.06 (Brokers) (the representations and warranties referenced in this clause (c), the “Fundamental Representations”) shall survive the Closing indefinitely, and (d) the covenants or agreements which by their terms contemplate performance after the Closing shall survive the Closing until they are fully performed; provided, however, in each of (a), (b), (c) and (d) that any claim made with reasonable specificity by an Indemnified Party within the time periods set forth in this Section 9.01 shall survive until such claim is finally and fully resolved.
Section 9.02    Indemnification by the Seller. The Purchaser and its Affiliates (including, from and after the Closing, the Company and the Subsidiaries), officers, directors, employees, agents, successors and assigns (each, a “Purchaser Indemnified Party”) shall from and after the Closing be indemnified and held harmless by the Seller for and against any and all Losses sustained or incurred by any of them arising out of or resulting from: (a) any inaccuracy in or breach of any representation or warranty made by the Seller contained in this Agreement or in any certificate or instrument delivered by or on behalf of the Seller pursuant to this Agreement; (b) any Excluded Employee Liabilities; (c) any Indebtedness of the Company or the Subsidiaries outstanding as of immediately prior to the Closing; (d) the Closing Cash as of immediately prior to the Closing being less than $5,000,000; (e) the breach or non-fulfillment of any covenant, agreement or obligation to be performed by the Seller contained in this Agreement; or (f) the matters set forth on Schedule 9.02 attached to this Agreement.
Section 9.03    Indemnification by the Purchaser. The Seller and its Affiliates, officers, directors, employees, agents, successors and assigns (each, a “Seller Indemnified

Party”) shall from and after the Closing be indemnified and held harmless by the Purchaser for and against any and all Losses sustained or incurred by any of them arising out of or resulting from: (a) any inaccuracy in or the breach of any representation or warranty made by the Purchaser contained in this Agreement or in any certificate or instrument delivered by or on behalf of the Purchaser pursuant to this Agreement or (b) the breach or non-fulfillment of any covenant, agreement or obligation to be performed by the Purchaser contained in this Agreement.
Section 9.04    Limits on Indemnification.
(a)    No claim may be asserted for indemnification pursuant to Section 9.02, in the case of Purchaser Indemnified Party, or pursuant to Section 9.03, in the case of a Seller Indemnified Party, against an Indemnifying Party unless written notice of such claim describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim is received by the Indemnifying Party on or prior to the date on which the representation, warranty, covenant or agreement on which such claim or Action is based ceases to survive as set forth in Section 9.01, irrespective of whether the subject matter of such claim or Action shall have occurred before or after such date.
(b)    Notwithstanding anything to the contrary contained in this Agreement: (i) the Seller shall not be liable for any claim for indemnification pursuant to Section 9.02(a), and the Purchaser shall not be liable for any claim for indemnification pursuant to Section 9.03(a), in each case other than with respect to a claim for indemnification based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any Fundamental Representation (as applicable), unless and until the aggregate amount of indemnifiable Losses which may be recovered from the Seller or the Purchaser (as the case may be) equals or exceeds 1.0% of the Purchase Price, after which the Seller or the Purchaser (as applicable) shall be liable for all such Losses; (ii) no Losses may be claimed under Section 9.02(a) by a Purchaser Indemnified Party or under Section 9.03(a) by a Seller Indemnified Party or shall be reimbursable by or shall be included in calculating the aggregate Losses set forth in clause (i) above other than Losses in excess of $100,000; (iii) the maximum amount of indemnifiable Losses which may be recovered from the Seller arising out of or resulting from the causes set forth in Section 9.02(a), or the Purchaser arising out of or resulting from the causes set forth in Section 9.03(a), in each case other than with respect to a claim for indemnification based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any Fundamental Representations (as applicable), shall be an amount equal to 10% of the Purchase Price; (iv) except as provided in the preceding clause (iii), the maximum amount of indemnifiable Losses which may be recovered from the Seller arising out of or resulting from the causes set forth in Section 9.02(a), or from the Purchaser arising out of or resulting from the causes set forth in Section 9.03(a), with respect to a claim for indemnification based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any Fundamental Representations (as applicable) shall be an amount equal to $400,000,000 and (iv) no action or inaction by the Seller, the Purchaser, their respective Affiliates or any of their respective representatives shall be deemed to be a breach of any representation, warranty, covenant or agreement in this Agreement for any purpose hereunder, and none of the Purchaser, its Affiliates or their respective representatives shall have any claim or recourse against the Seller, any of its Affiliates or any of their respective representatives, and none of the Seller, its Affiliates or their respective representatives shall have any claim or recourse against the Purchaser, any of its Affiliates or any of their respective representatives, with respect to such action or inaction, under this Article IX or otherwise, if (A) the Seller or the Purchaser, as the case may be, was required to take such action or required not to take such action, in each case, pursuant to the terms of this Agreement and did so in accordance with the provisions of this Agreement or if the Seller or the Purchaser, as the case may be, was required to take or not to take such action under applicable Law and did so in accordance with such Law; or (B) the Purchaser or any of its Affiliates has directed or requested the Seller, any of its Affiliates or any of their respective representatives to take or not take such action, as the case may be.
(c)    For purposes of determining the failure of any representations or warranties (other than the representation and warranty contained in Section 3.07(b)) to be true and correct, and calculating Losses hereunder, any “materiality” or “Material Adverse Effect” qualifications in the representations and warranties shall be disregarded.
(d)    To the extent the Loss that gave rise to an indemnity payment pursuant to this Article IX results in a Tax benefit to the Indemnified Party that is actually realized by it in the year the Loss is incurred, the Indemnified Party shall remit to the applicable Indemnifying Party such Tax benefit (a “Tax Benefit Payment”); provided, that in no event shall the Tax benefit remitted by the Indemnified Party exceed the amount of the applicable indemnity payment. If any such Tax benefit is subsequently disallowed, the applicable Indemnifying Party shall make an appropriate reconciliation payment to the Indemnified Party. In computing the amount of a Tax Benefit Payment, the Indemnified Party shall be deemed to recognize all other items of income, gain, loss, deduction or credit before recognizing any item arising from the receipt or accrual of any indemnity payment hereunder or incurrence or payment of any indemnified amount except that carrybacks of net operating losses or other tax attributes shall be applied in making such computation after recognizing any item arising from the receipt or accrual of any indemnity payment or incurrence or payment of an indemnified amount.
Section 9.05    Notice of Loss; Third-Party Claims.
(r)    An Indemnified Party shall give the Indemnifying Party notice of any matter which an Indemnified Party has determined has given or could give rise to a right of indemnification under this Agreement, within 30 days of such determination, stating the amount of the Loss, if known, and method of computation thereof, containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises and describing in reasonable detail the facts and circumstances with respect to such Loss.
(s)    If an Indemnified Party shall receive notice of any Action, audit, claim, demand or assessment (each, a “Third-Party Claim”) against it which may give rise to a claim for indemnification under Section 9.02, with respect to a Purchaser Indemnified Party, or Section 9.03 with respect to a Seller Indemnified Party, within 30 days of the receipt of such notice (or within such shorter period as may be required to permit the Indemnifying Party to respond to any such claim), the Indemnified Party shall give the Indemnifying Party notice of such Third-Party Claim together with copies of all notices and documents served on or received by the Indemnified Party in respect thereof; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Article IX except to the extent that the Indemnifying Party is materially prejudiced by such failure. The Indemnifying Party shall be entitled to assume and control the defense of such Third-Party Claim at its expense and through counsel of its choice, reasonably acceptable to the Indemnified Party, if it gives notice of its intention to do so to the Indemnified Party within 30 days of the receipt of such notice from the Indemnified Party. If the Indemnifying Party elects to undertake any such defense against a Third-Party Claim, the Indemnified Party may participate in such defense at its own expense; provided, however, that, if the named parties to any such Third Party Claim include both the Indemnifying Party and the Indemnified Party and, in the opinion of outside counsel of the Indemnified Party there exists or is reasonably likely to exist a conflict of interest between the Indemnifying Party and the Indemnified Party, then the Indemnified Party shall be entitled to retain its own counsel, in each jurisdiction for which the Indemnified Party reasonably determines counsel is required (which shall be limited to one law firm in each such jurisdiction), at the expense of the Indemnifying Party. If the Indemnifying Party elects to direct the defense of any such Third-Party Claim, the Indemnified Party shall not pay, or permit to be paid, any part of such Third-Party Claim unless the Indemnifying Party consents in writing to such payment (which consent shall not be unreasonably withheld, conditioned or delayed) or the Indemnifying Party withdraws from the defense of such Third Party Claim or a final judgment from which no appeal may be taken by or on behalf of the Indemnifying Party is entered against the Indemnified Party for such Third-Party Claim. If the Indemnified Party assumes the defense of any such Third-Party Claim pursuant to this Section 9.05 and proposes to settle such Third-Party Claim prior to a final judgment thereon or to forgo any appeal with respect thereto, then the Indemnified Party shall give the Indemnifying Party prompt written notice thereof and the Indemnifying Party shall have the right to participate in the settlement or assume or reassume the defense of such Third-Party Claim. The Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge any Third-Party Claim without the Indemnifying Party’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed). The Indemnifying Party shall have the right to settle any Third-Party Claim (i) solely for monetary damages payable solely by the Indemnifying Party, and in respect of which Third-Party Claim the Indemnifying Party obtains a full irrevocable release of the Indemnified Party, or (ii) if the Indemnified Party consents in writing, such consent not to be unreasonably withheld, conditioned or delayed.
(t)    Notwithstanding anything to the contrary in clause (b), the Seller or its Affiliate (the “Seller Indemnifying Party”) shall control the defense of any Action, audit, claim, demand or assessment (each, a “Retained Liability Claim”) which may give rise to a claim for Loss under Section 9.02(b) and (f) at its expense and through counsel of its choice. The Purchaser Indemnified Party may participate in such defense at its own expense. The Purchaser Indemnified Party shall not pay, or permit to be paid, any part of such Retained Liability Claim unless the Seller consents in writing to such payment (which consent shall not be unreasonably withheld, conditioned or delayed) or the Seller Indemnifying Party withdraws from the defense of such Retained Liability Claim or a final judgment from which no appeal may be taken by or on behalf of the Seller Indemnifying Party is entered against the Indemnified Party for such Retained Liability Claim. The Purchaser Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge any Retained Liability Claim without the Seller’s prior written consent. The Seller Indemnifying Party shall have the right to settle any Retained Liability Claim (i) solely for monetary damages payable solely by the Seller Indemnifying Party, and in respect of which Retained Liability Claim the Seller Indemnifying Party obtains a full irrevocable release of the Purchaser Indemnified Party, or (ii) if the Purchaser Indemnified Party consents in writing, such consent not to be unreasonably withheld, conditioned or delayed.
(u)    The Indemnified Party shall cooperate with the Indemnifying Party in the defense of any Claim and make available to the Indemnifying Party, at the Indemnifying Party’s expense (which expense shall include the reasonable costs, including employee compensation, incurred by the Indemnified Party in connection with performing its obligations under this Section 9.05(d)), all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto (or in the possession or control of any of its Affiliates or its or their representatives) as is reasonably requested by the Indemnifying Party or its counsel.
Section 9.06    Remedies. The Purchaser and the Seller acknowledge and agree that (a) following the Closing, except with respect to claims based on fraud, the provisions of Section 5.05 (Non-Solicitation of Certain Persons), Section 5.06 (Non-Competition Covenant), Section 5.10 (Privileged Matters), Section 5.11 (Further Action), Section 7.01 (Tax Indemnities), Section 11.13 (Specific Performance), Section 9.02 and Section 9.03 shall be the sole and exclusive remedies of the Purchaser and the Seller for any breach by the other party of the representations and warranties in this Agreement and for any failure by the other party to perform and comply with any covenants and agreements in this Agreement and (b) notwithstanding anything herein to the contrary, no breach of any representation, warranty, covenant or agreement contained herein shall give rise to any right on the part of the Purchaser or the Seller, after the consummation of the purchase and sale of the Membership Interests contemplated by this Agreement, to rescind this Agreement or any of the transactions contemplated hereby. Each party hereto shall take all reasonable steps to mitigate its Losses upon and after becoming aware of any event which would reasonably be expected to give rise to any Losses. Notwithstanding anything to the contrary contained in this Agreement, to the extent that an adjustment is made to or taken into account in determining the Purchase Price (other than pursuant to Section 7.07(a)) or any payments are made in respect of any matter relating to or arising out of this Agreement, no Purchaser Indemnified Party shall be entitled to indemnification or other payment with respect to such matter to the extent of such adjustment or payment.
Section 9.07    Subrogation. After any indemnification payment is made to any Indemnified Party pursuant to Article VII or this Article IX, the Indemnifying Party shall, to the extent of such payment, be subrogated to all rights, if any, of the Indemnified Party against any third party in connection with the Losses to which such payment relates. Without limiting the generality of the preceding sentence, any Indemnified Party receiving an indemnification payment pursuant to the preceding sentence shall execute, upon the written request of the Indemnifying Party, any instrument reasonably necessary to evidence such subrogation rights.

ARTICLE X

TERMINATION, AMENDMENT AND WAIVER
Section 10.01    Termination. This Agreement may be terminated at any time prior to the Closing:
(r)    by either the Seller or the Purchaser if the Closing shall not have occurred by the first anniversary of the date of this Agreement (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 10.01(a) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date, including either party’s failure to fulfill its obligations under Section 5.04;
(s)    by either the Purchaser or the Seller in the event that any Governmental Order restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement shall have become final and nonappealable; provided, however, that the Purchaser’s right to terminate this Agreement under this Section 10.01(b) shall not be available to any party if such party has failed to fulfill any of its obligations under Section 5.04;
(t)    by the Purchaser, if there has been a breach by the Seller, the Company or any of the Subsidiaries of any covenant, representation or warranty contained in this Agreement, or if any such representation or warranty shall have become untrue, in either case that would prevent or has prevented the satisfaction of any condition to the obligations of the Purchaser at the Closing contained in Section 8.02 or Section 8.03 from being satisfied, and such breach has not been waived by the Purchaser or cured, or cannot be cured, by such party, as applicable, on or prior to the Termination Date;
(u)    by the Seller, if there has been a breach by the Purchaser of any covenant, representation or warranty contained in this Agreement, or if any such representation or warranty shall have become untrue, in either case that would prevent or has prevented the satisfaction of any condition to the obligations of Seller at the Closing contained in Section 8.01 or Section 8.03 from being satisfied, and such breach has not been waived by the Seller or cured, or cannot be cured, by the Purchaser, as applicable, on or prior to the Termination Date; and
(v)    by the mutual written consent of the Seller and the Purchaser.
Section 10.02    Effect of Termination. In the event of termination of this Agreement as provided in Section 10.01, this Agreement shall forthwith become void and there shall be no liability on the part of either party hereto except (a) as set forth in Section 5.03 (Confidentiality) and Article XI (General Provisions) and (b) that nothing herein shall relieve either party from liability for any willful, intentional and material breach of this Agreement occurring prior to such termination.

ARTICLE XI

GENERAL PROVISIONS
Section 11.01    Expenses. Except as otherwise specified in this Agreement, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be borne by the party incurring such costs and expenses, whether or not the Closing shall have occurred.
Section 11.02    Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by an internationally recognized overnight courier service, by facsimile or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties hereto at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 11.02):
(i)    if to the Seller:
JetBlue Airways Corporation
27-01 Queens Plaza North
Long Island City, New York 11101
Attention:    General Counsel
with a copy to:
Shearman & Sterling LLP
599 Lexington Avenue
New York, NY 10022-6069
Telecopy:    (212) 848-7179
Attention:    Peter D. Lyons
David Connolly
(ii)    if to the Purchaser:
Thales Avionics, Inc.
58 Discovery
92618 Irvine
Telecopy:     (703) 838-1687
Attention:     Howard Diamond

with a copy to:
Thales SA
45 rue de Villiers

92200 Neuilly-sur-Seine
Telecopy:    +33 1 57 77 88 54
Attention:     Rémy Rougeron

with a copy to:
Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, NY 10019-6099
Telecopy:    (212) 728-9647
Attention:    A. Mark Getachew
Any party may give any notice, request, demand, claim or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telecopy or ordinary mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given or made unless and until it is actually received by the party for whom it is intended. Any party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other parties hereto notice in the manner herein set forth.
Section 11.03    Public Announcements. Neither party to this Agreement shall make, or cause to be made, any press release or public announcement in respect of this Agreement or the transactions contemplated by this Agreement or otherwise communicate with any news media with respect to this Agreement or the transactions contemplated by this Agreement without the prior written consent of the other party unless otherwise required by Law or applicable stock exchange regulation, and the parties to this Agreement shall cooperate as to the timing and contents of any such press release, public announcement or communication.
Section 11.04    Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to either party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated by this Agreement are consummated as originally contemplated to the greatest extent possible.
Section 11.05    Entire Agreement. This Agreement and the other Transaction Documents constitute the entire agreement of the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, between the Seller and the Purchaser with respect to the subject matter hereof and thereof.
Section 11.06    Assignment. This Agreement may not be assigned by operation of Law or otherwise without the express written consent of the Seller and the Purchaser (which consent may be granted or withheld in the sole discretion of the Seller or the Purchaser), as the case may be, and any such purported assignment without such consent shall be void; provided, however, that the Purchaser may, without the consent of the Seller, assign this Agreement or its rights or obligations hereunder to any Affiliate or lender of the Purchaser (it being understood that no such assignment shall relieve the Purchaser of any of its obligations hereunder). Upon any assignment permitted by the terms of this Section 11.06, the references in this Agreement to the Purchaser or the Seller (as the case may be) shall also apply to any such assignee unless the context otherwise requires.
Section 11.07    Amendment. This Agreement may not be amended or modified except (a) by an instrument in writing signed by, or on behalf of, the Seller and the Purchaser that expressly references the Section of this Agreement to be amended or (b) by a waiver in accordance with Section 11.08.
Section 11.08    Waiver. Either party to this Agreement may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered by the other party pursuant hereto or (c) waive compliance with any of the agreements of the other party or conditions to such party’s obligations contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby. Notwithstanding the foregoing, any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of either party hereto to assert any of its rights hereunder shall not constitute a waiver of any of such rights.
Section 11.09    No Third-Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied (including the provisions of Article IX relating to indemnified parties), is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever, including any rights of employment for any specified period, under or by reason of this Agreement.
Section 11.10    Currency. Unless otherwise specified in this Agreement, all references to currency, monetary values and dollars set forth herein shall mean United States (U.S.) dollars and all payments hereunder shall be made in United States dollars.
Section 11.11    Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York. All Actions arising out of or relating to this Agreement, with the exception of the recognition and enforcement of any adjustment to the Purchase Price determined pursuant to Section 2.03, shall be heard and determined exclusively in any New York federal court sitting in the Borough of Manhattan of The City of New York; provided, however, that if such federal court does not have jurisdiction over such Action, such Action shall be heard and determined exclusively in any New York state court sitting in the Borough of Manhattan of The City of New York. Consistent with the preceding sentence, the parties hereto hereby (a) submit to the exclusive jurisdiction of any federal or state court sitting in the Borough of Manhattan of The City of New York for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated by this Agreement may not be enforced in or by any of the above-named courts.
Section 11.12    Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION OR LIABILITY DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.
Section 11.13    Specific Performance. The parties hereto acknowledge and agree that the parties hereto would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached and that any non-performance or breach of this Agreement by any party hereto could not be adequately compensated by monetary damages alone and that the parties hereto would not have any adequate remedy at law. Accordingly, in addition to any other right or remedy to which any party hereto may be entitled, at law or in equity (including monetary damages), such party shall be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement without posting any bond or other undertaking.
Section 11.14    Counterparts. This Agreement may be executed and delivered (including by facsimile transmission or other means of electronic transmission, such as by electronic mail in “pdf” format) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.
Section 11.15    Interpretation and Rules of Construction.
(a)    In this Agreement, except to the extent otherwise provided or that the context otherwise requires:
(i)    when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated;
(ii)    the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(iii)    whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”;
(iv)    the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;
(v)    the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms; and
(vi)    references to a Person are also to its successors and permitted assigns.
(b)    Notwithstanding anything to the contrary contained in the Disclosure Schedules, in this Agreement or in the Transition Services Agreement, the information and disclosures contained in any Section of a Disclosure Schedule shall be deemed to be disclosed and incorporated by reference in each other Section of such Disclosure Schedule as though fully set forth in such other Section to the extent the relevance of such information to such other Section is reasonably apparent on the face of such information. Certain items and matters are listed in the Disclosure Schedules for informational purposes only and may not be required to be listed therein by the terms of this Agreement. In no event shall the listing of items or matters in a Disclosure Schedule be deemed or interpreted to broaden, or otherwise expand the scope of, the representations and warranties or covenants contained in this Agreement. No reference to, or disclosure of, any item or matter in any Section of this Agreement or any Section of a Disclosure Schedule shall be construed as an admission or indication that such item or matter is material or that such item or matter is required to be referred to or disclosed in this Agreement or in such Disclosure Schedule. Without limiting the foregoing, no reference to or disclosure of a possible breach or violation of any contract or agreement, Law or Governmental Order shall be construed as an admission or indication that a breach or violation exists or has actually occurred.
[Signature Pages Follow]

IN WITNESS WHEREOF, the Seller and the Purchaser have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.
JETBLUE AIRWAYS CORPORATION
By:    /s/ Mark D. Powers .
Name:    Mark D. Powers
Title:     Executive Vice President and
Chief Financial Officer

[Signature Page to Purchase Agreement]

THALES AVIONICS, INC.

By:	/s/ Patrick Deloche De Noyelle . Name: Patrick Deloche De Noyelle Title: Attorney-in-Fact

[Signature Page to Purchase Agreement]

List of Exhibits and Schedules Omitted from the Agreement
Pursuant to Item 601(b)(2) of Regulation S-K, the exhibits and schedules to this Agreement have been omitted. A list briefly identifying the contents of the omitted exhibits or schedules is set forth below. The Registrant agrees to furnish supplementally a copy of any omitted exhibits or schedules to the Securities and Exchange Commission upon request.

Exhibit 1.01(a)	Parent Release
Exhibit 1.01(b)	Seller’s Knowledge
Exhibit 1.01(c)	Sample Closing Statement
Exhibit 5.07	Transition Services Agreement
Schedule 8.02(c)	Third-Party Consents and Notices
Schedule 8.02(e)(ii)	Intellectual Property Assignments
Schedule 9.02	Certain Seller Indemnification Matters

Disclosure Schedule

Section 1.01(a)	Annual Financial Statements
Section 1.01(b)	Interim Financial Statements
Section 3.01	Organization, Authority and Qualification of the Seller
Section 3.03	Capitalization; Ownership of Membership Interests and Subsidiary Interests
Section 3.04	No Conflict; Consents and Approvals
Section 3.05	Financial Information; Corporate Records
Section 3.06	Absence of Undisclosed Material Liabilities
Section 3.07	Conduct in the Ordinary Course
Section 3.08	Litigation
Section 3.09	Compliance with Laws
Section 3.10	Licenses, Permits and Approvals
Section 3.11	Intellectual Property
Section 3.13	Real Property
Section 3.14	Environmental Matters
Section 3.15(a)	Employee Benefit Matters
Section 3.15(b)	Labor Matters
Section 3.16	Material Contracts
Section 3.17	Customers and Suppliers
Section 3.18	Taxes
Section 3.19	Brokers
Section 3.20	Transactions with Affiliates
Section 3.21	Insurance
Section 5.01(b)	Conduct of Business Prior to the Closing
Section 5.08	Intercompany Accounts
Section 6.01	Employee Benefits
Section 6.04	Paid Time Off
Section 6.05	Severance and Incentive Arrangements